Form 10-K, Exhibit 13
period 2008-02-13
UBS Managed Futures LLC (Aspect Series)
filed 2008-03-21
CIK 1373179

EXHIBIT 13.01

UBS MANAGED FUTURES LLC (ASPECT SERIES)
(A Series of a Delaware Series Limited Liability Company)

Financial Statements for the year ended
December 31, 2007 and for the period from October 26, 2006
(Date of Organization) to December 31, 2006
and Report of Independent Registered Public Accounting Firm

INDEX TO FINANCIAL STATEMENTS

Affirmation of UBS Managed Fund Services Inc.	F-3

Report of Independent Registered Public Accounting Firm	F-4

Statements of Financial Condition as of December 31, 2007 and 2006	F-5

Statements of Operations for the year ended December 31, 2007 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006	F-6

Statements of Changes in Members’ Capital for the year ended December 31, 2007 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006	F-7

Condensed Schedule of Investments for the year ended December 31, 2007	F-8

Notes to Financial Statements for the year ended December 31, 2007	F-9

AFFIRMATION OF UBS MANAGED FUND SERVICES INC.

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of UBS Managed Futures LLC (Aspect Series) at December 31, 2007 and 2006, including the condensed schedule of investments as of December 31, 2007, and the related statements of operations, changes in members’ capital and financial highlights for the years ended December 31, 2007 and 2006, are accurate and complete.

/s/Julie M. DeMatteo
Julie M. DeMatteo, President and Chief Executive Officer
UBS Managed Fund Services Inc.
Manager of UBS Managed Futures LLC (Aspect Series)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of UBS Managed Futures LLC (Aspect Series)

We have audited the accompanying statements of financial condition of UBS Managed Futures LLC (Aspect Series) (the “Series”) as of December 31, 2007 and December 31, 2006, including the condensed schedule of investments as of December 31, 2007, and the related statements of operations and changes in members’ capital for the year ended December 31, 2007 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006. These financial statements are the responsibility of the Series’ management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Series’ internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Series’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UBS Managed Futures LLC (Aspect Series) at December 31, 2007 and December 31, 2006, and the results of its operations and the changes in its members’ capital for the year ended December 31, 2007 and for the period October 26, 2006 (Date of Organization) to December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
March 7, 2008

UBS MANAGED FUTURES LLC (ASPECT SERIES)

Statements of Changes in Members' Capital

	Member Units	Sponsor Units	Total
Members' capital at January 1, 2007	-	-	-
Members' subscriptions	19,858.62	9.94	19,868.56
Members' redemptions	(5,168.54)		(5,168.54)
Members' capital at December 31, 2007	14,690.08	9.94	14,700.02

	Member Dollars	Sponsor Dollars	Total
Members' capital at October 26, 2006	$ -	$ -	$ -
Net Loss	(208,820)	-	(208,820)
Members' capital at January 1, 2007	(208,820)	-	(208,820)
Initial offering costs	(119,732)	-	(119,732)
Members' subscriptions	20,686,218	10,000	20,696,218
Members' redemptions	(5,632,473)	-	(5,632,473)
Net income	1,021,971	657	1,022,628
Members' capital at December 31, 2007	$ 15,747,164	$ 10,657	$ 15,757,821
Net asset value per unit at commencement*	$ 1,000.000	$ 1,000.000	$ 1,000.000
Change in net asset value per unit	71.959	71.959	71.959
Net asset value per unit at December 31, 2007	$ 1,071.959	$ 1,071.959	$ 1,071.959

See accompanying notes to financial statements.

UBS MANAGED FUTURES LLC (ASPECT SERIES)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

(1)	Organization

UBS Managed Fund Services Inc. (the “Sponsor”), an indirect subsidiary of UBS AG, is the sponsor of UBS Managed Futures LLC (the “Platform”) of which UBS Managed Futures LLC (Aspect Series) (the “Aspect Series”) is a “segregated series.”  The Platform was formed on July 25, 2006 as a Delaware series limited liability company pursuant to the Delaware Limited Liability Company Act.  The Aspect Series invests all or substantially all of its assets in UBS Managed Futures (Aspect) LLC (the “Trading Fund”) which is advised by Aspect Capital Limited (the “Trading Advisor”).  The Aspect Series and the Trading Fund are collectively referred to herein as the “Series.”  The Series engages in the speculative trading of bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities and derivatives.  UBS Securities LLC is the Series’ futures clearing broker (the “Clearing Broker”) and UBS AG is currently the foreign exchange clearing broker of the Series, although the Series may execute foreign exchange trades through another foreign exchange clearing broker at any time.  The Sponsor, over time, intends to offer investors a selection of different trading advisors, each managing a different segregated series of the Platform.  There can be no assurance, however, that any series other than the Series will be offered or that the Series will continue to be offered.  The Series was organized on October 26, 2006 and commenced trading on March 16, 2007.  The Series filed a Form 10, under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission to register the units of limited liability company interest (“Units”), which registration became effective October 17, 2006.

On March 16, 2007, the Series issued 5,000.00 Units to the Trading Advisor for $5,000,000 (the “Trading Advisor Investment”) and issued 2,760.62 Units for $2,760,620 to third parties. On April 1, 2007, the Series issued 9.94 Units to the Sponsor for $10,000. On December 31, 2007, the Trading Advisor redeemed the full value of the Trading Advisor Investment.

The Series may terminate upon the determination of the Sponsor to do so for any reason (for the avoidance of doubt, the Sponsor shall be entitled, without any violation of any contractual or fiduciary obligation to any investor in the Series (a “Member”), to dissolve the Series at any time).

(2)	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Organization and Offering Costs

Organization costs were expensed when incurred.  Offering costs were deducted from members’ capital upon the commencement of operations on March 16, 2007.

Revenue Recognition

Commodity futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized appreciation/depreciation on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (as determined by exchange settlement prices for futures contracts and cash dealer prices at a predetermined time for forward contracts and physical commodities) as of the last business day of the year or as of the last date of the financial statements.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in the change in unrealized appreciation/depreciation on open contracts in the Statements of Operations.  Realized gains and losses on futures and forward contracts are recognized when contracts are closed.  Interest income is recognized on an accrual basis.

Foreign Currency Transactions

The Series’ functional currency is the U.S. dollar; however, it transacts business in the U.S. dollar and in currencies other than the U.S. dollar.  Trading accounts in non-U.S. currency denominations are susceptible to both movements in the underlying contract markets as well as fluctuations in currency rates.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation into U.S. dollars are included with the net realized and unrealized gain or loss on investments in the Statements of Operations.

Cash at the Clearing Broker

A portion of the assets maintained at the Clearing Broker is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the Clearing Broker as of December 31, 2007 was restricted cash for margin requirements of $3,135,862.

Income Taxes

No provision has been made in the accompanying Financial Statements for U.S. federal or state income taxes as each Member is individually responsible for reporting income or loss based on such Member’s share of the Series’ income and expenses as reported for income tax purposes.

Effective January 1, 2007, the Series adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes that a company should use a more-likely-than-not recognition threshold based on the technical merits of the tax position taken or expected to be taken. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Adoption of FIN 48 did not have any impact on the Financial Statements.

Distributions

The Sponsor does not intend to make any distributions.  Consequently, in order to pay the taxes attributable to their investment in the Series, Members must either redeem Units or pay such taxes from other sources.

Subscriptions

Units are purchased generally at the beginning of each calendar month based on the net asset value per Unit for all other purposes (see Note 3) calculated for the prior month-end.  The subscription request must be submitted at least seven calendar days prior to the first day of any month in which a Member intends to invest.

Redemptions

Units may be redeemed as of the end of any calendar month (each, a “Redemption Date”) at the net asset value per Unit for all other purposes (see Note 3) as of such Redemption Date.  Redemption requests must be submitted on or prior to the 15th day of the calendar month of such Redemption Date or the following business day.  The Sponsor may permit redemptions at other times and on shorter notice.

Indemnifications

In the normal course of business, the Series enters into contracts and agreements that contain a variety of representations and warranties and which would provide general indemnifications.  The maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Series that have not yet occurred.  The Series expects the risk of any future obligation under these indemnifications to be remote.

(3)           Related Party Transactions

The Series’ assets are maintained at the Clearing Broker.  On assets held in U.S. dollars, the Clearing Broker credits the Series with interest at the prevailing Federal Funds Rate less 50 basis points.  In the case of non-U.S. dollar instruments, the Clearing Broker lends to the Series all required non-U.S. currencies at a local short-term interest rate plus a spread of up to 100 basis points (at current rates).  For deposits held in local currency, the Clearing Broker credits the local short-term interest rate less a spread of up to 200 basis points (at current rates).

The Series incurred brokerage commissions of $89,861 for the year ended December 31, 2007, and accrued $4,631 owed to the Clearing Broker at December 31, 2007.

Each Member or Member-related account is subject to an upfront, waivable placement fee of 0%-2% of the subscription price of the Units, which will be paid once by the relevant Member (not by the Series or by the Sponsor) on such Member’s initial subscription to the Series during any twelve month period.  Upfront placement fees of $134,500 for the year ended December 31, 2007, were deducted from proceeds received by the Members.

Members are subject to an ongoing sales commission paid to UBS Financial Services Inc., an affiliate of the Sponsor, equal to 2% per annum of the month-end net asset value for all other purposes (see below).  The Series incurred sales commissions of $256,028 for the year ended December 31, 2007, and accrued $36,009 owed to UBS Financial Services Inc. at December 31, 2007.  UBS Financial Services Inc., in consultation with the Sponsor, may waive or reduce the sales commission for certain Members without entitling any other Member to such waiver or reduction.

The Series pays a fee to the Sponsor of 25 basis points per annum on the Series’ month-end net asset value for all other purposes (see below) and reserves the right to waive or reduce the fee at its sole discretion.  The Series incurred Sponsor’s fees of $32,004 for the year ended December 31, 2007, and accrued $4,501 owed to the Sponsor at December 31, 2007.

The Sponsor paid all expenses incurred in connection with the organizational and initial offering of the Units at the Series level.  As described in the Series’ current Confidential Disclosure Document (including Parts One and Two, the “Disclosure Document”), the Series reimbursed the Sponsor for these costs.  For financial reporting purposes in conformity with U.S. generally accepted accounting principles, the Series expensed the total organizational costs of $208,820 when incurred and deducted the initial offering costs of $119,732 from Members’ capital as of March 16, 2007 (the date of commencement of operations of the Series) (“net asset value for financial reporting” or the “net asset value per Unit for financial reporting”).  For all other purposes, including determining the net asset value per Unit for subscription and redemption purposes, the Series amortizes organizational and initial offering costs over a 60 month period (“net asset value for all other purposes” or the “net asset value per Unit for all other purposes”).

The net asset value and net asset value per Unit are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Price at Commencement*				1,000.000	1,000.000
March 31, 2007	7,805,411	7,479,686	7,760.62	1,005.772	963.801
June 30, 2007	13,409,546	13,100,248	11,988.08	1,118.573	1,092.773
September 30, 2007	18,932,687	18,639,817	18,241.85	1,037.871	1,021.816
December 31, 2007	16,034,264	15,757,821	14,700.02	1,090.765	1,071.959

Total return after performance fee, three months ended December 31, 2007				5.10%	4.91%
Total return after performance fee, period from Commencement* to December 31, 2007				9.08%	7.20%

* Commencement of operations of the Series was March 16, 2007

(4)           Advisory Agreement

Under signed agreement, the Trading Advisor receives a monthly management fee at the rate of 0.167% (a 2% annual rate) of the Series’ month-end net asset value for all other purposes (see Note 3) calculated before reduction for any management fees, performance fees, Sponsor’s fees, sales commission or extraordinary fees accrued (including performance fees accrued in a prior month) as of such month-end and before giving effect to any capital contributions made as of the beginning of the month immediately following such month-end and before any distributions or redemptions accrued during or as of such month-end, but after all expenses as of such month-end. The Series incurred management fees of $256,483 for the year ended December 31, 2007, and accrued $35,963 owed to the Trading Advisor at December 31, 2007.

Also, under signed agreement the Series pays to the Trading Advisor a quarterly performance fee equal to 20% of the new net trading profits, if any, of the Series calculated before deducting the administrative fee, the Sponsor’s fee and sales commission but after deducting the management fee. The Series incurred performance fees of $309,795 during the year ended December 31, 2007, and accrued $0 owed to the Trading Advisor at December 31, 2007.

(5)           Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Standards No. 157.  Fair Value Measurements (“FAS 157”) establishes a common definition for fair value under U.S. generally accepted accounting principles, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for financial statements issued with fiscal years beginning after November 15, 2007 and interim periods within these fiscal years.  The Series has evaluated the impact of adopting FAS 157 on its financial statements and determined that there will be no material impact to the financial statements.

(6)           Trading Activities and Related Market and Credit Risk

The Series engages in the speculative trading of U.S. and foreign futures contracts and forward contracts (collectively “derivatives”).  These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy.  The Series is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

The purchase and sale of futures requires margin deposits with a futures commission merchant (“FCM”).  Additional deposits may be necessary for any loss on contract value.  The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.  A customer’s cash and other property, such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements.  In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available.  It is possible that the recovered amount could be less than the total of cash and other property deposited.  The Clearing Broker is an FCM.

Due to forward contracts being traded in unregulated markets between principals, the Series also assumes a credit risk and the risk of loss from counterparty non-performance with respect to its currency trading.  Additionally, the Series is exposed to the creditworthiness of the Clearing Broker.  In the unlikely event of the Clearing Broker’s bankruptcy, the Series could lose all or substantially all of its assets.

For derivatives, risks arise from changes in the market value of the contracts.  Theoretically, the Series is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Net trading results from derivatives for the year ended December 31, 2007 are reflected in the Statements of Operations and equal the trading gains (losses) less brokerage commission.  Such trading results reflect the net gain or loss arising from the Series’ speculative trading of futures contracts and forward contracts.

The Members bear the risk of loss only to the extent of the market value of their respective investment in the Series.

(7)           Financial Highlights

The following financial highlights show the Series’ financial performance for the period from March 16, 2007 (commencement of operations) to December 31, 2007.  All performance returns noted are calculated based on the net asset value per Unit for financial reporting, with organizational costs incurred prior to issuance of Units being expensed at the commencement of the operations of the Series.  Total return is calculated as the change in a theoretical Member’s investment over the entire period - a percentage change in the Member’s capital value for the period.  Total return is calculated based on the aggregate return of the Series taken as a whole.  The amounts are not annualized.

Period from March 16, 2007 to December 31, 2007
Members’ capital per Unit at beginning of period	$1,000.000

Income from operations:
Net trading gains	137.721
Net investment loss	(65.762)
Net change in Members’ capital per Unit from operations	71.959

Members’ capital per Unit at end of period	$1,071.959

Total return:
Total return before performance fee	9.31%
Performance fee	(2.11)%
Total return after performance fee	7.20%

Ratios to average Members’ capital
Net investment loss	(6.14)%

Expenses:
Expenses	7.76%
Performance fee	2.03%
Total expenses	9.79%

(8)           Subsequent Events

Member subscriptions received for the period January 1, 2008 to March 1, 2008 totaled $3,149,650.  Member redemptions received for the period January 1, 2008 to March 1, 2008 totaled $308,793.

Acknowledgment

To the best of my knowledge and belief, the information contained herein is accurate and complete.

By:  UBS Managed Fund Services Inc.
Sponsor

By:  /s/ Per Dyrvik
Name:  Per Dyrvik
Title:  Treasurer

Ack-1