Form 10-K, Exhibit 13
period 2008-12-31
Alphametrix Managed Futures LLC (Aspect Series)
filed 2009-03-31
CIK 1373179

Exhibit 13.01

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
(formerly UBS MANAGED FUTURES LLC( ASPECT SERIES)
(A Series of a Delaware Series Limited Liability Company)

Financial Statements for the years ended
December 31, 2008 and 2007 and for the period from
October 26, 2006 (Date of Organization) to December 31, 2006
and Report of Independent Registered Public Accounting Firm

INDEX TO FINANCIAL STATEMENTS

Affirmation of AlphaMetrix, LLC.	3
Report of Independent Registered Public Accounting Firm	4
Statements of Financial Condition as of December 31, 2008 and 2007	5
Statements of Operations for the years ended December 31, 2008 and 2007 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006	6
Statements of Changes in Members’ Capital for the years ended December 31, 2008 and 2007 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006	7
Condensed Schedules of Investments for the years ended December 31, 2008 and 2007	8
Notes to Financial Statements for the year ended December 31, 2008	9

AFFIRMATION OF ALPHAMETRIX, LLC.

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of AlphaMetrix Managed Futures LLC (Aspect Series) at December 31, 2008 and 2007, including the condensed schedules of investments as of December 31, 2008 and 2007, and the related statements of operations and changes in members’ capital for each of the two years in the period ended December 31, 2008 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006, are accurate and complete.

/s/ Aleks Kins
Aleks Kins
President and Chief Executive Officer
AlphaMetrix, LLC.
Manager of AlphaMetrix Managed Futures LLC (Aspect Series)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of AlphaMetrix Managed Futures LLC (Aspect Series)

We have audited the accompanying statements of financial condition of AlphaMetrix Managed Futures LLC (Aspect Series), formerly UBS Managed Futures LLC (Aspect Series) (the “Series”), as of December 31, 2008 and 2007, including the condensed schedules of investments as of December 31, 2008 and 2007, and the related statements of operations and changes in members’ capital for each of the two years in the period ended December 31, 2008 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006. These financial statements are the responsibility of the Series’ management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Series’ internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Series’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AlphaMetrix Managed Futures LLC (Aspect Series) at December 31, 2008 and 2007, and the results of its operations and the changes in its members’ capital for each of the two years in the period ended December 31, 2008 and for the period from October 26, 2006 (Date of Organization) to December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
March 24, 2009

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

Statements of Financial Condition

	December 31, 2008	December 31, 2007

Assets
Equity in commodity trading account at clearing broker:
Cash	$71,677,315	$20,995,051
Net unrealized appreciation on open contracts	2,715,317	777,415
Net payable related to unexpired contracts	(9,090)	(14,822)
	74,383,542	21,757,644

Cash	314,724	92,369
Net interest receivable	1,933	63,269
Total assets	$74,700,199	$21,913,282

Liabilities and Members’ Capital
Liabilities
Accrued brokerage commissions	$5,627	$4,631
Accrued sales commission	121,422	36,009
Accrued sponsor’s fee	15,178	4,501
Accrued management fee	124,314	35,963
Accrued performance fee	1,613,251	-
Accrued operating costs and administrative fee	183,724	99,345
Subscriptions received in advance	131,000	444,250
Redemptions payable	1,500,154	5,530,762
Total liabilities	3,694,670	6,155,461

Members’ Capital
Members (52,994.33 and 14,690.08 units outstanding at December 31, 2008 and 2007, respectively, unlimited units authorized)	70,994,651	15,747,164
Sponsor (8.12 and 9.94 units outstanding at December 31, 2008 and 2007, respectively, unlimited units authorized)	10,878	10,657
Total members’ capital	71,005,529	15,757,821

Total liabilities and members’ capital	$74,700,199	$21,913,282

See accompanying notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

Statement of Operations

	Year Ended December 31, 2008	Year Ended December 31, 2007 *	October 26, 2006 through December 31, 2006 *

Trading gains (losses):
Net realized gain	$13,350,008	$946,401
Change in unrealized appreciation on open contracts	1,937,902	777,415
Brokerage commission	(224,145)	(89,861)
Net trading gains (losses)	15,063,765	1,633,955

Investment income:
Interest income	510,842	556,338
Total investment income	510,842	556,338

Expenses:
Sales commission	944,092	256,028
Sponsor’s fee	118,012	32,004
Management fee	952,226	256,483
Performance fee	2,807,721	309,795
Operating costs and administrative fee	431,000	313,355	208,820
Total expenses	5,253,051	1,167,665	208,820

Net investment loss	(4,742,210)	(611,327)	(208,820)

Net income (loss)	$10,321,555	$1,022,628	$(208,820)

Net income (loss) per unit:

Weighted average number of units outstanding	38,898.95	14,292.11	-

Net income (loss) per weighted average unit	$265.34	$71.55	-

* The Series was organized on October 26, 2006 and commenced operations on March 16, 2007

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

Statement of Changes in Members’ Capital
For the years ended December 31, 2008 and 2007 and
for the period from October 26, 2006 to December 31, 2006

For the year ended December 31, 2008
	Members		Sponsor **		Total
	Amount	Units	Amount	Units	Amount	Units
Members’ capital at January 1, 2008	$15,747,164	14,690.08	$10,657	9.94	$15,757,821	14,700.02
Members’ subscriptions	49,831,444	42,208.34	10,000	8.12	49,841,445	42,216.46
Members’ redemptions	(4,903,048)	(3,904.09)	(12,244)	(9.94)	(4,915,292)	(3,914.03)
Net income	10,319,091	-	2,465	-	10,321,555	-
Members’ capital at December 31, 2008	$70,994,651	52,994.33	$10,878	8.12	$71,005,529	53,002.45

Net asset value per unit at January 1, 2008	$1,071.959		$1,071.959		$1,071.959
Change in net asset value per unit	267.706		267.706		267.706
Net asset value per unit at December 31, 2008	$1,339.665		$1,339.665		$1,339.665

For the year ended December 31, 2007
	Members		Sponsor **		Total
	Amount	Units	Amount	Units	Amount	Units
Members’ capital at January 1, 2007	$(208,820)	-	$-	-	$(208,820)	-
Initial offering costs	(119,732)	-	-	-	(119,732)	-
Members’ subscriptions	20,686,218	19,858.62	10,000	9.94	20,696,218	19,868.56
Members’ redemptions	(5,632,473)	(5,168.54)	-	-	(5,632,473)	(5,168.54)
Net income	1,021,971	-	657	-	1,022,628	-
Members’ capital at December 31, 2007	$15,747,164	14,690.08	$10,657	9.94	$15,757,821	14,700.02

Net asset value per unit at commencement*	$1,000.000		$1,000.000		$1,000.000
Change in net asset value per unit	71.959		71.959		71.959
Net asset value per unit at December 31, 2007	$1,071.959		$1,071.959		$1,071.959

For the period from October 26, 2006 (Date of Organization) to December 31, 2006
	Members		Sponsor **		Total
	Amount	Units	Amount	Units	Amount	Units
Members’ capital at October 26, 2006	$-	-	$-	-	$-	-
Net (loss)	(208,820)	-	-	-	(208,820)	-
Members’ capital at December 31, 2006	$(208,820)	-	$-	-	$(208,820)	-

* The Series was organized on October 26, 2006 and commenced operations on March 16, 2007
** The Sposor was UBS Managed Fund Services, Inc. from inception to October 31, 2008. AlphaMetrix, LLC became the Sponsor effective November 1, 2008.

See accompanying notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

Condensed Schedules of Investments

December 31, 2008 and 2007

	2008		2008	2007		2007
	% of Members’ Capital		Net Unrealized Appreciation (Depreciation) on Open Contracts	% of Members’ Capital		Net Unrealized Appreciation (Depreciation) on Open Contracts
FUTURES CONTRACTS:
Long contracts
Domestic
Agriculture	0.00%		$3,500	1.22%		$192,860
Energy	0.03%		20,050	1.35%		211,706
Interest rates	1.21%		862,652	0.73%		114,247
Metals	0.01%		4,490	0.38%		59,920
Stock Indices	0.00%		1,193	(0.02	) %	(3,380)
Foreign
Agriculture	0.10%		69,860	0.01%		2,193
Interest rates	2.82%		2,003,119	0.67%		105,912
Stock Indices	-%		-	0.12%		18,888
	4.17%		2,964,864	4.46%		702,346
Short contracts
Domestic
Agriculture	(0.26	) %	(187,016)	0.11%		17,260
Energy	0.29%		210,104	(0.22	) %	(34,260)
Metals	0.01%		6,868	0.43%		68,516
Stock Indices	0.00%		(2,880)	(0.01	) %	(1,075)
Foreign
Agriculture	0.00%		2,548	0.00%		-
Interest rates	0.00%		-	0.48%		73,881
Metals	(0.20	) %	(145,257)	0.00%		-
Stock Indices	(0.06	) %	(44,689)	0.15%		23,990
	(0.22	) %	(160,322)	0.94%		148,312

Total futures contracts	3.95%		2,804,542	5.40%		850,658

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts receivable	0.44%		313,524	0.13%		20,782
Total forward currency contracts payable	(0.57	) %	(402,749)	(0.60	) %	(94,025)

Total forward currency contracts	(0.13	) %	(89,225)	(0.47	) %	(73,243)

Net unrealized appreciation (depreciation) on open contracts	3.82%		$2,715,317	4.93%		$777,415

See accompanying notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008

(1)           Organization

AlphaMetrix, LLC (the “Sponsor”) is the sponsor of AlphaMetrix Managed Futures LLC (the “Platform”), effective November 1, 2008, of which AlphaMetrix Managed Futures LLC (Aspect Series), formerly UBS Managed Futures LLC (Aspect Series), (the “Aspect Series”) is a “segregated series.”  The former sponsor of the Platform was UBS Managed Fund Services, Inc. (“UBS MFS or the former sponsor”), from inception to October 31, 2008.  On November 1, 2008, the Sponsor was assigned managerial interest in the Aspect Series and the name of the Aspect Series was changed.  The Platform was formed on July 25, 2006 as a Delaware series limited liability company pursuant to the Delaware Limited Liability Company Act.  The Aspect Series invests all or substantially all of its assets in AlphaMetrix Managed Futures (Aspect) LLC (the “Trading Fund”) which is advised by Aspect Capital Limited (the “Trading Advisor”).  The Trading Fund then invests substantially all of its assets in AlphaMetrix Aspect Fund – MT001(the “Master Fund”).  The Aspect Series, the Trading Fund and the Master Fund are collectively referred to herein as the “Series.”  The Series engages in the speculative trading of bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities and derivatives.  UBS Securities LLC is the Series’ futures clearing broker (the “Clearing Broker”) and UBS AG is currently the foreign exchange clearing broker of the Series, although the Series may execute foreign exchange trades through another foreign exchange clearing broker at any time.  The Sponsor, over time, intends to offer investors a selection of different trading advisors, each managing a different segregated series of the Platform.  There can be no assurance, however, that any series other than the Series will be offered or that the Series will continue to be offered.  The Series was organized on October 26, 2006 and commenced trading on March 16, 2007.  The Series filed a Form 10, under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission to register the units of limited liability company interest (“Units”), which registration became effective October 17, 2006.

On March 16, 2007, the Series issued 5,000.00 Units to the Trading Advisor for $5,000,000 (the “Trading Advisor Investment”) and issued 2,760.62 Units for $2,760,620 to third parties. On April 1, 2007, the Series issued 9.94 Units to the former sponsor, UBS MFS, for $10,000. On December 31, 2007, the Trading Advisor redeemed the full value of the Trading Advisor Investment.  On October 31, 2008, UBS MFS redeemed the full value of their Units in conjunction with the assignment of the Sponsor and on November 1, 2008, the Series issued 8.12 Units to the Sponsor for $10,000.

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

Revenue Recognition

Commodity futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized appreciation (depreciation) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (as determined by exchange settlement prices for futures contracts and cash dealer prices at a predetermined time for forward contracts and physical commodities) as of the last business day of the year or as of the last date of the financial statements.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in the change in unrealized appreciation (depreciation) on open contracts in the Statements of Operations.  Realized gains and losses on futures and forward contracts are recognized when contracts are closed.  Interest income is recognized on an accrual basis.

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

Cash at the Clearing Broker

A portion of the assets maintained at the Clearing Broker is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the Clearing Broker as of December 31, 2008 was restricted cash for margin requirements of $5,111,823.  This cash becomes unrestricted if the underlying positions it supports are liquidated.

Fair Value of Investments

Effective January 1, 2008, the Series adopted Statement of Financial Accounting Standards “SFAS” No. 157, Fair Value Measurements.  SFAS 157 establishes a common definition for fair value under U.S. generally accepted accounting principles, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  SFAS 157 is applicable in conjunction with other account pronouncements that require or permit fair value measurements, but does not expand the use of fair value to any new circumstances.  More specifically, SFAS 157 emphasizes that fair value is a market based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority given to quoted prices in active markets and the lowest priority to unobservable inputs.  The Series’ adoption of SFAS 157 did not have a material impact on its financial condition or results of operations.

Various inputs are used in determining the fair value of the Series’ investments.  These inputs are summarized in the three broad levels listed below:

•	Level 1 – quoted prices in active markets for identical investments

•	Level 2 – significant other observable inputs

•	Level 3 – significant unobservable inputs

The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those securities.  The following table provides the fair value measurements of applicable Series’ assets and liabilities by level within the fair value hierarchy as of December 31, 2008.  These assets are measured on a recurring basis.

		Fair Value Measurements at Reporting Date Using
Description	Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Futures contracts	$2,804,542	$2,804,542	$0	$0
Forward currency contracts	$(89,225)	$(89,225)	$0	$0
Net unrealized appreciation on open contracts	$(2,715,317)	$(2,715,317)	$0	$0

Income Taxes

No provision has been made in the accompanying Financial Statements for U.S. federal or state income taxes as each Member is individually responsible for reporting income or loss based on such Member’s share of the Series’ income and expenses as reported for income tax purposes.  Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Management has concluded there are no significant uncertain tax positions that would require recognition in the Series’ financial statements.

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

(3)           Related Party Transactions

Virtually all of the Series’ assets are maintained at the Clearing Broker.  On assets held in U.S. dollars, the Clearing Broker credits the Series with interest at the prevailing Federal Funds Rate less 0.50% per annum on the sum of the Series’ average daily amount of cash at the Clearing Broker plus unrealized appreciation (depreciation on open contracts). In the case of non-U.S. dollar instruments, the Clearing Broker lends to the Series all required non-U.S. currencies at a local short-term interest rate plus a spread of up to 100 basis points (at current rates) per annum.  For deposits held in local currency, the Clearing Broker credits the local short-term interest rate less a spread of up to 200 basis points (at current rates) per annum.

The Series incurred brokerage commissions of $224,145 and $89,861 for the years ended December 31, 2008, and 2007, respectively, and accrued $5,627 and $4,631 for commissions owed to the Clearing Broker at December 31, 2008 and 2007, respectively.  A portion of these brokerage commissions were paid to Dekla Financial, LLC, (“Dekla”), a registered introducing broker with the CFTC and an affiliate of the Sponsor.  Dekla began acting as the introducing broker for the Series’ futures and forward transactions effective November 1, 2008.  Dekla receives a portion of the brokerage commissions paid by the Series to the Clearing Broker, which amounted to $35,480 for the year ended December 31, 2008.

Each Member or Member-related account is subject to an upfront, waivable placement fee of 0%-2% of the subscription price of the Units, which will be paid once by the relevant Member (not by the Series or by the Sponsor) on each of such Member’s subscriptions to the Series to UBS Financial Services Inc. (“UBS FS”), an affiliate of the former sponsor.  The placement fee payable on such initial subscription is deducted from the subscription amount by UBS FS. Upfront placement fees of $681,006 and $134,500 for the years ended December 31, 2008 and 2007, respectively, were deducted from proceeds received by the Members.

Members are subject to an ongoing sales commission paid to UBS FS, equal to 2% per annum of the month-end net asset value for all other purposes (see below).  The Series incurred sales commissions of $944,092 and $256,028 for the years ended December 31, 2008 and 2007, respectively, and accrued $121,422 and $36,009 owed to UBS FS at December 31, 2008 and 2007, respectively.  UBS FS, in consultation with the Sponsor, may waive or reduce the sales commission for certain Members without entitling any other Member to such waiver or reduction.  Additionally, effective January 1, 2008, 0.50% of the 2.0% management fee is shared by the Trading Advisor with UBS FS (refer to note (4) Advisory Agreement for further details on the management fee).

The Series pays a fee to the Sponsor of 25 basis points per annum on the Series’ month-end net asset value for all other purposes (see below).  The Sponsor reserves the right to waive or reduce the fee at its sole discretion.  The Series incurred Sponsor’s fees of $118,012 and $32,004 for the years ended December 31, 2008 and 2007, respectively, and accrued $15,178 and $4,501 owed to the Sponsor at December 31, 2008 and 2007, respectively.

The former sponsor paid all expenses incurred in connection with the organizational and initial offering of the Units at the Series level.  As described in the Series’ current Confidential Disclosure Document (including Parts One and Two, the “Disclosure Document”), the Series reimbursed the former sponsor for these costs.  For financial reporting purposes in conformity with U.S. generally accepted accounting principles, the Series expensed the total organizational costs of $208,820 when incurred and deducted the initial offering costs of $119,732 from Members’ capital as of March 16, 2007 (the date of commencement of operations of the Series) (“net asset value for financial reporting” or the “net asset value per Unit for financial reporting”).  For all other purposes, including determining the net asset value per Unit for subscription and redemption purposes, the Series amortizes organizational and initial offering costs over a 60 month period (“net asset value for all other purposes” or the “net asset value per Unit for all other purposes”).

The net asset value and net asset value per Unit are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
Price at Commencement*				1,000.000	1,000.000
March 31, 2007	7,805,411	7,479,686	7,760.62	1,005.772	963.801
June 30, 2007	13,409,546	13,100,248	11,988.08	1,118.573	1,092.773
September 30, 2007	18,932,687	18,639,817	18,241.85	1,037.871	1,021.816
December 31, 2007	16,034,264	15,757,821	14,700.02	1,090.765	1,071.959
March 31, 2008	20,507,363	20,247,348	17,025.49	1,204.509	1,189.237
June 30, 2008	50,168,558	49,924,971	40,063.82	1,252.216	1,246.136
September 30, 2008	59,013,279	58,786,119	52,463.77	1,124.839	1,120.509
December 31, 2008	71,216,262	71,005,529	53,002.45	1,343.641	1,339.665

Total return after performance fee, year ended December 31, 2008				23.18%	24.97%

* Commencement of operations of the Series was March 16, 2007

(4)           Advisory Agreement

Under signed agreement, the Trading Advisor receives a monthly management fee at the rate of 0.167% (a 2% annual rate) of the Series’ month-end net asset value for all other purposes (see Note 3) calculated before reduction for any management fees, performance fees, Sponsor’s fees, sales commission or extraordinary fees accrued (including performance fees accrued in a prior month) as of such month-end and before giving effect to any capital contributions made as of the beginning of the month immediately following such month-end and before any distributions or redemptions accrued during or as of such month-end, but after all expenses as of such month-end. The Series incurred management fees of $952,226 and $256,483 for the years ended December 31, 2008 and 2007, respectively, and accrued $124,314 and $35,963 owed to the Trading Advisor at December 31, 2008 and 2007, respectively.

Also, under signed agreement the Series pays to the Trading Advisor a quarterly performance fee equal to 20% of the new net trading profits, if any, of the Series calculated before deducting the administrative fee, the Sponsor’s fee and sales commission but after deducting the management fee. The Series incurred performance fees of $2,807,721 and $309,705 during the years ended December 31, 2008 and 2007, respectively, and accrued $1,613,251 and $0 owed to the Trading Advisor at December 31, 2008 and 2007, respectively.

(5)           Recent Accounting Pronouncements

In March 2008, the FASB issued Statement of Financial Standards No. 161, Disclosures about Derivatives Instruments and Hedging Activities-an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities requiring entities to provide enhanced disclosures with the intent to provide users of financial statements with a  better understanding of: (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS 161 is effective for fiscal years beginning after November 15, 2008.  Therefore, SFAS 161 will be affective for the Series’ fiscal year beginning January 1, 2009.  As of December 31, 2008, management does not believe the adoption of SFAS 161 will impact the financial statement amounts; however, additional footnote disclosures may be required about the use of derivative instruments and hedging items.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles.  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (the GAAP hierarchy).  SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Series is currently evaluating the impact that SFAS No. 162 will have on its financial statements.

(6)           Trading Activities and Related Market and Credit Risk

The Series engages in the speculative trading of U.S. and foreign futures contracts and forward contracts (collectively “derivatives”).  These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy.  The Series is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract.

The purchase and sale of futures are executed on an exchange and requires margin deposits with a futures commission merchant (“FCM”).  Additional deposits may be necessary for any loss on contract value.  The Commodity Exchange Act requires an FCM to segregate all customer transactions and assets from the FCM’s proprietary activities.  A customer’s cash and other property, such as U.S. Treasury Bills, deposited with an FCM are considered commingled with all other customer funds subject to the FCM’s segregation requirements.  In the event of an FCM’s insolvency, recovery may be limited to a pro rata share of segregated funds available.  It is possible that the recovered amount could be less than the total of cash and other property deposited.  The Clearing Broker is an FCM.

Due to forward contracts being traded in unregulated markets between principals, the Series also assumes a credit risk and the risk of loss from counterparty non-performance with respect to its currency trading.  Additionally, the Series is exposed to the creditworthiness of the Clearing Broker on these trades facilitated by the Clearing Broker.  In the unlikely event of the Clearing Broker’s bankruptcy, the Series could lose all or substantially all of its assets not located in segregated funds.

For derivatives, risks arise from changes in the market value of the contracts.  Theoretically, the Series is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Net trading results from derivatives for the year ended December 31, 2008 are reflected in the Statements of Operations and equal the trading gains (losses) less brokerage commission.  Such trading results reflect the net gain or loss arising from the Series’ speculative trading of futures contracts and forward contracts.

The Members bear the risk of loss only to the extent of the market value of their respective investment in the Series.

(7)           Financial Highlights

The following financial highlights show the Series’ financial performance for the year ended December 31, 2008 and the period from March 16, 2007 to December 31,2007.  All performance returns noted are calculated based on the net asset value per Unit for financial reporting, with organizational costs incurred prior to issuance of Units being expensed at the commencement of the operations of the Series.  Total return is calculated as the change in a theoretical Member’s investment over the entire period - a percentage change in the Member’s capital value for the period.  Total return is calculated based on the aggregate return of the Series taken as a whole.  The amounts are not annualized.

	Year ended December 31, 2008		Period from March 16, 2007 to December 31, 2007
Members’ capital per Unit at beginning of period	$1,071.961		$1,000.00

Income from operations:
Net trading gains	389.61		137.72
Net investment loss	(121.91)		(65.76)
Net change in Members’ capital per Unit from operations	267.71		71.96

Members’ capital per Unit at end of period	$1,339.67		$1,071.96

Total return:
Total return before performance fee	29.92%		9.31%
Performance fee	(4.95	) %	(2.11	) %

Total return after performance fee	24.97%		7.20%

Ratios to average Members’ capital Net investment loss	(10.31	) %	(6.14	) %

Expenses:
Expenses	5.31%		7.76%
Performance fee	6.10		2.03
Total expenses	11.41%		9.79%

(8)           Subsequent Events

Member Subscriptions

Member subscriptions received for the period January 1, 2009 to March 1, 2009 totaled $1,354,138.  Member redemptions paid for the period January 1, 2009 to March 1, 2009 totaled $4,306,213.

Fund Administrator

Effective January 1, 2009, Spectrum Global Fund Administration, LLC, c/o Investor Services, (the Administrator) will serve as the administrator to the Series and the Platform. The Administrator will provide middle and back office administration, and custom investor and customer relationship management solutions.

Acknowledgment

To the best of my knowledge and belief, the information contained herein is accurate and complete.

By:  AlphaMetrix, LLC
Sponsor

By:  /s/ George Brown
Name:  George Brown
Title:  Chief Financial Officer