Form 10-K, Exhibit 13
period 2009-12-31
AlphaMetrix Managed Futures LLC (Aspect Series)
filed 2010-03-31
CIK 1373179

Exhibit 13.01

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
(formerly UBS MANAGED FUTURES LLC( ASPECT SERIES)
(A Series of a Delaware Series Limited Liability Company)

Consolidated  Financial Statements as of December 31, 2009 and 2008
and for each of the two years ended December 31, 2009 and 2008, and Report of Independent Registered Public Accounting Firm

AFFIRMATION OF ALPHAMETRIX, LLC.

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the consolidated statements of financial condition of AlphaMetrix Managed Futures LLC (Aspect Series), including the condensed consolidated schedules of investments, as of December 31, 2009 and 2008, and the related consolidated statements of operations and changes in members’ capital for each of the two years in the period ended December 31, 2009, are accurate and complete.

/s/ Aleks Kins
Aleks Kins
President and Chief Executive Officer

AlphaMetrix, LLC.

Manager of AlphaMetrix Managed Futures LLC (Aspect Series)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of AlphaMetrix Managed Futures LLC (Aspect Series)

We have audited the accompanying consolidated statement of financial condition of AlphaMetrix Managed Futures LLC (Aspect Series), formerly UBS Managed Futures LLC (Aspect Series) (a series of a Delaware Series Limited Liability Company) (the “Series”), including the condensed consolidated schedule of investments, as of December 31, 2009 and the related consolidated statements of operations and changes in members’ capital for the year then ended. These consolidated financial statements are the responsibility of the Series’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Series is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Series' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of AlphaMetrix Managed Futures LLC (Aspect Series) at December 31, 2009, and the results of its operations and the changes in its members’ capital for the year then ended, in conformity accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 30, 2010

To the Members of AlphaMetrix Managed Futures LLC (Aspect Series)

We have audited the accompanying statement of financial condition of AlphaMetrix Managed Futures LLC (Aspect Series), formerly UBS Managed Futures LLC (Aspect Series) (the “Aspect Series”), as of December 31, 2008, including the condensed schedule of investments as of December 31, 2008, and the related statements of operations and changes in members’ capital for the year ended December 31, 2008. These financial statements are the responsibility of the Aspect Series’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Aspect Series’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Series’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AlphaMetrix Managed Futures LLC (Aspect Series) at December 31, 2008, and the results of its operations and the changes in its members’ capital for the year ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chicago, Illinois
March 24, 2009

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
Consolidated Statements of Financial Condition

	December 31, 2009	December 31, 2008

Assets
Equity in commodity trading account at clearing broker
Cash	$62,722,219	$71,677,315
Investments representing unrealized appreciation/(depreciation) on open contracts, net	(287,319)	2,715,317
Net payable related to settled, unexpired contracts	-	(9,090)
	62,434,900	74,383,542
	.
Cash at bank	2,352,489	314,724
Interest receivable, net	-	1,933
Total assets	$64,787,389	$74,700,199

Liabilities and Members' Capital
Liabilities
Accrued brokerage commissions	$5,006	$5,627
Accrued sales commission	103,466	121,422
Accrued sponsor's fee	25,866	15,178
Accrued management fee	103,642	124,314
Accrued performance fee	-	1,613,251
Accrued operating costs and administrative fee	161,161	183,724
Subscriptions received in advance	688,593	131,000
Redemptions payable	2,294,686	1,500,154
Total liabilities	3,382,420	3,694,670

Members’ Capital
Members (52,347.66 and 52,994.33 units outstanding at December 31, 2009 and
December 31, 2008, respectively, unlimited units authorized)	59,498,830	70,994,651
Sponsor (8.12 units outstanding at December 31, 2009 and December 31, 2008, unlimited units authorized)	9,231	10,878
Total Aspect Series members' capital	59,508,061	71,005,529

Noncontrolling interest	1,896,908	-
Total members’ capital	61,404,969	71,005,529

Total liabilities and members’ capital	$64,787,389	$74,700,199

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
Condensed Consolidated Schedules of Investments

	% of Members’ Capital		Number of Contracts	As of December 31, 2009 Net Unrealized Appreciation / (Depreciation) on Open Contracts	% of Members’ Capital	As of December 31, 2008 Net Unrealized Appreciation / (Depreciation) on Open Contracts

FUTURES CONTRACTS:
Long contracts
Domestic
Agriculture	0.82%		310	$503,864	0.00%	$3,500
Energy	0.29		92	175,913	0.03	20,050
Interest Rates	(0.82)		474	(505,756)	1.21	862,652
Metals	(0.92)		91	(567.985)	0.01	4,490
Indices	0.26		196	161,414	0.00	1,193
Currency	(0.02)		2	(14,700)	0.00	-
Foreign
Agriculture	0.14		55	87,767	0.10	69,860
Indices	0.54		348	332,218	0.00	-
Interest Rates	(0.83)		1,936	(508,277)	2.82	2,003,119
Metals	0.48		137	295,887	0.00	-
Currency	0.00		3	73	0.00	-
	(0.06)		3,644	(39,582)	4.17	2,964,864
Short contracts
Domestic
Agriculture	(0.03)		173	(20,498)	(0.26)	(187,016)
Energy	0.06		11	35,290	0.29	210,104
Interest Rates	0.00		14	2,731	0.00	-
Indices	0.00		-	-	0.00	(2,880)
Metals	0.00		-	-	0.01	6,868
Foreign
Agriculture	0.00		36	1,022	0.00	2,548
Indices	0.00		-	-	(0.06)	(44,689)
Interest Rates	0.03		85	16,133	0.00	-
Metals	(0.08)		10	(49,512)	(0.20)	(145,257)
	(0.02)		329	(14,833)	(0.22)	(160,322)

Total futures contracts	(0.08)		3,973	(54,415)	3.95	2,804,542

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts long	(0.12)		-	(73,476)	0.44	313,524
Total forward currency contracts short	(0.26)		-	(159,428)	(0.57)	(402,749)

Total forward currency contracts	(0.38)		-	(232,904)	(0.13)	(89,225)

Net unrealized appreciation/(depreciation) on open contracts	(0.46	) %	-	$(287,319)	3.82%	$2,715,317

See notes to consolidated financial statements.

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Trading gains (losses):
Net realized gain (loss)	$(2,890,175)	$13,350,008
Net change in unrealized
appreciation (depreciation) on open contracts	(3,000,525)	1,937,902
Brokerage commission	(361,683)	(224,145)
Net trading gains (losses)	(6,252,383)	15,063,765

Investment income:
Interest income	6,892	510,842
Total investment income	6,892	510,842

Expenses:
Sales commission	1,240,937	944,092
Sponsor’s fee	194,773	118,012
Management fee	1,243,076	952,226
Performance fee	10,840	2,807,721
Interest expense	36,097	-
Operating costs and administrative fee	425,040	431,000
Total expenses	3,150,763	5,253,051

Net investment income (loss)	(3,143,871)	(4,742,210)

Net income (loss)	(9,396,254)	10,321,555

Less: Net income (loss) attributable to noncontrolling interest	(103,092)	-

Net income (loss) attributable to Aspect Series	(9,293,162)	10,321,555

Weighted average number of Aspect Series units outstanding	49,638.24	38,898.95
Net income (loss) attributable to Aspect Series
per weighted average unit	$(187.22)	$265.34

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)
Consolidated Statements of Changes in Members’ Capital
For the twelve months ended December 31, 2009 and 2008

For the twelve months ended December 31, 2009
	Members		Sponsor		Noncontrolling Interest	Total
	Amount	Units	Amount	Units	Amount	Amount	Units
Members’ capital at January 1, 2009	$70,994,651	52,994.33	$10,878	8.12	$-	$71,005,529	53,002.45
Members’ subscriptions	26,018,438	22,372.53	-	-	-	26,018,438	22,372.53
Members’ redemptions	(28,222,744)	(23,019.20)	-	-	-	(28,222,744)	(23,019.20)
Noncontrolling interest	-	-	-	-	2,000,000	2,000,000	-
Net income (loss)	(9,291,515)	-	(1,647)	-	(103,092)	(9,396,254)	-
Members’ capital at December 31, 2009	$59,498,830	52,347.66	$9,231	8.12	$1,896,908	$61,404,969	52,355.78

Net asset value per unit at January 1, 2009	$1,339.665		$1,339.665
Change in net asset value per unit	(203.056)		(203.056)
Net asset value per unit at December 31, 2009	$1,136.609		$1,136.609

For the twelve months ended December 31, 2008
	Members		Sponsor		Noncontrolling Interest	Total
	Amount	Units	Amount	Units	Amount	Amount	Units
Members’ capital at January 1, 2008	$15,747,164	14,690.08	$10,657	9.94	$-	$15,757,821	14,700.02
Members’ subscriptions	49,831,444	42,208.34	10,000	8.12	-	49,841,445	42,216.46
Members’ redemptions	(4,903,048)	(3,904.09)	(12,244)	(9.94)	-	(4,915,292)	(3,914.03)
Net income (loss)	10,319,091	-	2,465	-	-	10,321,555	-
Members’ capital at December 31, 2008	$70,994,651	52,994.33	$10,878	8.12	$-	$71,005,529	53,002.45

Net asset value per unit at January 1, 2008	$1,071.959		$1,071.959			$1,071.959
Change in net asset value per unit	267.706		267.706			267.706
Net asset value per unit at December 31, 2008	$1,339.665		$1,339.665			$1,339.665

See notes to consolidated financial statements.

ALPHAMETRIX MANAGED FUTURES LLC (ASPECT SERIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(1)	Organization

As of November 1, 2008, AlphaMetrix, LLC (the “Sponsor”) is the sponsor of AlphaMetrix Managed Futures LLC (the “Platform”). The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and is a member of the National Futures Association (“NFA”). The Platform was formed on July 25, 2006 as a Delaware series limited liability company pursuant to the Delaware Limited Liability Company Act. AlphaMetrix Managed Futures LLC (Aspect Series) (the “Aspect Series”) is a “segregated series” of the Platform. On November 1, 2008, the Sponsor was assigned sponsorship in the Platform and managerial interest in the Aspect Series from the former sponsor of the Platform, UBS Managed Fund Services, Inc. (“UBS MFS” or the “former sponsor”) and the name of the Aspect Series was changed from UBS Managed Futures LLC (Aspect Series) to AlphaMetrix Managed Futures LLC (Aspect Series), while the name of the Platform was changed from UBS Managed Futures LLC to AlphaMetrix Managed Futures LLC.

The Aspect Series invests substantially all of its assets in AlphaMetrix Managed Futures (Aspect) LLC, previously UBS Managed Futures (Aspect) LLC (the “Trading Fund”). The Trading Fund then invests substantially all of its assets in AlphaMetrix Aspect Fund – MT0001 (the “Master Fund”) which is advised by Aspect Capital Limited (the “Trading Advisor”). On August 30, 2009, the Trading Fund ceased operations and, therefore, as of September 1, 2009, the Aspect Series invested directly in the Master Fund. The Aspect Series, the Trading Fund and the Master Fund are consolidated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”) (formerly, Accounting Research Bulletin No. 51 Consolidated Financial Statements) and collectively referred to herein as the (“Series”). As of December 1, 2009, another entity (noncontrolling interest) invested in the Master Fund which is reflected as such in the consolidated financial statements.

The Series engages in the speculative trading of bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities and derivatives. Until October 1, 2009, UBS Securities LLC was the Series’ futures clearing broker (the “Clearing Broker”) and until October 13, 2009, UBS AG was the foreign exchange clearing broker of the Series, although the Series may execute foreign exchange trades through another foreign exchange clearing broker at any time. On and after October 1, 2009 for general futures clearing brokerage, excluding foreign currency, and on and after October 13, 2009 including foreign currency, Credit Suisse Securities (USA) LLC acts as the Series’ clearing broker (reference to the “Clearing Broker” shall be UBS Securities LLC if involving matters prior to October 1, 2009 and to Credit Suisse Securities (USA) LLC for matters on or after October 1, 2009). The Sponsor, over time, intends to offer investors a selection of different trading advisors, each managing a different segregated series of the Platform. There can be no assurance, however, that any series other than the Series will be offered or that the Series will continue to be offered. The Series was organized on October 26, 2006 and commenced trading on March 16, 2007. The Series filed a Form 10, under the Securities Exchange Act of 1934, as amended, with the SEC to register the units of limited liability company interest (“Units”), which registration became effective October 17, 2006.

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

At the sole discretion of the Sponsor, the Series may terminate for any reason (for the avoidance of doubt, the Sponsor shall be entitled, without any violation of any contractual or fiduciary obligation to any investor in the Series (a “Member”), to dissolve the Series at any time).

(2)	Summary of Significant Accounting Policies

The accounting records for the Series are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of its consolidated financial statements.

In June 2009, the FASB issued ASC 105 (formerly SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement Of FASB Statement No. 162) which became the source of authoritative GAAP recognized by the FASB, applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of ASC 105, the codification superseded all existing non-sec accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature, not included in the codification became non-authoritative. ASC 105 is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Series adopted and applied the provisions of the ASC for the third fiscal quarter ended September 30, 2009.  Adoption of the ASC did not have a material impact on the Series consolidated financial statements.

Basis of Presentation

The Series includes the accounts of the Aspect Series, the Trading Fund (through August 30, 2009 - See Note 1) and the Master Fund. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Commodity futures and forward currency contract transactions are recorded on the trade date and open contracts are reflected in net unrealized appreciation (depreciation) on open contracts in the Consolidated Statements of Financial Condition as the difference between the original contract value and the market value (as determined by exchange settlement prices for futures contracts and cash dealer prices at a predetermined time for forward contracts and physical commodities) as of the last business day of the year or as of the last date of the consolidated financial statements. The net change in unrealized profit (loss) on open contracts from one period to the next is reflected in the net change in unrealized appreciation (depreciation) on open contracts in the Consolidated Statements of Operations. Realized gains and losses on futures and forward currency contracts are recognized when contracts are closed. Interest income is recognized on an accrual basis.

Foreign Currency Transactions

The functional currency of the Series is the U.S. dollar (“USD”); however, the Series transacts business in the USD and in currencies other than the USD. Trading accounts in non-U.S. currency denominations are susceptible to both movements in the underlying contract markets as well as fluctuations in currency rates. Assets and liabilities denominated in currencies other than the USD are translated into USD at the rates in effect at the date of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the USD are translated into USD at the rates in effect during the period. Gains and losses resulting from the translation into USD are included with the net trading gains/(losses) in the Consolidated Statements of Operations.

Cash at the Clearing Broker

Substantially all of the Series’s assets maintained at the Clearing Broker is restricted cash required to meet maintenance margin requirements. The Series holds various currencies at the Clearing Broker, of which $62,972,519 is held in USDs. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD.  On

December 31, 2009, the Series held positive amounts of Malaysian Ringgit, Singapore Dollars, USDs, and South African Rand, and negative amounts of Australian Dollars, Canadian Dollars, Swiss Francs, Euro, British Pounds, Hong Kong Dollars, Japanese Yen, and Swedish Krona.  Included in cash deposits with the Clearing Broker as of December 31, 2009 was restricted cash for margin requirements of $7,322,562. This cash becomes unrestricted if the underlying positions it supports are liquidated.

On assets held in USDs, the Clearing Broker credits the Series with interest at the prevailing Federal Funds Rate. In the case of non-USD instruments, the Clearing Broker lends to the Series all required non-U.S. currencies at a local short-term interest rate plus a spread of up to 100 basis points per annum (at current rates). For deposits held in non-U.S. currencies, the Clearing Broker credits the local short-term interest rate less a spread of up to 200 basis points per annum (at current rates).

Fair Value of Investments

In 2008, the Series adopted FASB ASC 820,  Fair Value Measurements and Disclosures (“ASC 820”) (formerly SFA No. 157, Fair Value Measurement.) ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

Level 1 — Values for investments classified as Level 1 are based on unadjusted quoted prices for identical investments in an active market. Since valuations are based on quoted prices that are readily accessible at the measurement date, valuation of these investments does not entail a significant degree of judgment.

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in an active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for securities categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to fair value.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

		Fair Value Measurements at Reporting Date Using

		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	December 31, 2009*	(Level 1)	(Level 2)	(Level 3)
Assets
Futures contracts
Agriculture	$712,178	$712,178	$-	$-
Currency	97	97	-	-
Energy	218,571	218,571	-	-
Indices	519,159	519,159	-	-
Interest	357,059	357,059	-	-
Metals	389,697	389,697	-	-

Forward currency
contracts	449,173	-	449,173	-

Total investment assets
at fair value	2,645,934	2,196,761	449,173	-

Liabilities
Futures contracts
Agriculture	(140,023)	(140,023)	-	-
Currency	(14,724)	(14,724)	-	-
Energy	(7,368)	(7,368)	-	-
Indices	(25,527)	(25,527)	-	-
Interest	(1,352,227)	(1,352,227)	-	-
Metals	(711,307)	(711,307)	-	-

Forward currency
contracts	(682,077)	-	(682,077)	-

Total investment liabilities
at fair value	(2,933,253)	(2,251,176)	(682,077)	-

Total investment assets at
fair value - net	$(287,319)	$(54,415)	$(232,904)	$-

		Fair Value Measurements at Reporting Date Using
Description	Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Investmens (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Futures contracts	$2,804,542	$2,804,542	$0	$0

Forward currency contracts	$(89,225)	$(89,225)	$0	$0

Net unrealized appreciation on open contracts	$(2,715,317)	$(2,715,317)	$0	$0

Derivative Instruments

On January 1, 2009, the Series adopted ASC 815, Derivatives and Hedging (“ASC 815”) (formerly SFAS No. 161, Disclosures about Derivatives and Hedging Activities—an amendment of FASB Statement No. 133). ASC 815 requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. As a result of the adoption, the Series has expanded its disclosures regarding derivative instruments.

The Series engages in the speculative trading of U.S. and foreign futures contracts and forward currency contracts (collectively “derivatives”). These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Series is exposed to both market risks, the risk arising from changes in the market value of the contracts, and credit risk with the clearing brokers, the risk of failure by another party to perform according to the terms of a contract. Also, see discussions in notes 1 and 5.

During the year ended December 31, 2009, the Series had net trading gain/(loss), including both realized and unrealized gains/(losses) in the following sectors:

Energy- As of December 31, 2009, the Series held 92 long energy contract(s) with a notional value of $7,418,956, and 11 short contracts with a notional value of $612,920. The Series had exposure to Petroleum and Natural Gas.

Currency -As of December 31, 2009, the Series held 5 long currency futures contracts with a notional value of $988,732.

Agriculture- As of December 31, 2009, the Series held 365 long agriculture contracts with a notional value of $12,184,169, and 209 short contracts with a notional value of $4,553,234. The Series held long contracts in Coffee, Cocoa, Grains, Livestock, Soybean, Canola Oil, and Sugar. Short exposures occurred in Coffee, Corn, Cotton and Orange Juice.

Interest - As of December 31, 2009, the Series held 2,410 long interest rate contracts with a notional value of $611,429,655, and 99 short contracts with a notional value of $40,462,794. The Series had its largest exposure in the short-term interest rate markets. This exposure was concentrated primarily in the European markets, and a much smaller allocation of the fund was in long North American interest rate futures.

Indices- As of December 31, 2009, the Series held 544 long index contracts with a notional value of $28,096,793. The Series held positions primarily in the Asia-Pacific, European, and North American markets.

Metals- As of December 31, 2009, the Series held 288 long metals contracts with a notional value of $18,127,779, and 10 short contracts with a notional value of $895,952. In industrial metals, the Series held positions in Copper, Nickel, Aluminum, Lead, and Zinc. In the precious metal markets, the Series held exposure to Gold, Silver, and Platinum.

Forward currency contracts-As of December 31, 2009, the Series held long contracts with a notional value of $65,918,544 and short contracts with a notional value of $66,151,449. The Series held forwards in Australian Dollars, Euros, Swedish Krona, British Pounds, New Zealand Dollars, Canadian Dollars, South African Rand, Swiss Francs, Japanese Yen, and Singapore Dollars.

During 2009, the Series made 154,838 transactions.

The following table presents the fair value of open futures and forward currency contracts as an asset derivative if in a gain position and a liability derivative if in a loss position. Fair value is presented on a gross basis in the table below even though the futures and forward currency contracts are subject to master netting agreements and qualify for net presentation in the Consolidated Statements of Financial Condition in accordance with ASC 815, Derivatives and Hedging (“ASC 815”) (formerly FIN 39, Offsetting of Amounts Related to Certain Contracts - an interpretation of APB Opinion No. 10 and FASB Statements No. 105).

As of December 31, 2009	Asset Derivatives Fair Value*	Liabilitiy Derivatives Fair Value*

Agriculture contracts	$712,178	$(140,023)
Currency contracts	97	(14,724)
Energy contracts	218,571	(7,368)
Indices contracts	519,159	(25,527)
Forward currency contracts	449,173	(682,077)
Interest Rate contracts	357,059	(1,352,227)
Metal contracts	389,697	(711,307)

Total derivatives not designated as
hedging instruments under ASC 815	$2,645,934	$(2,933,253)

*Located in unrealized appreciation/(depreciation) on open contracts, net in the Consolidated Statements of Financial Condition

The effect of trading futures and forward currency contracts on the Consolidated Statements of Operations for the year ended December 31, 2009 is detailed below:

Net Trading Gain/(Loss)*
year ended December 31, 2009
Futures contracts:
Currencies	$(7,784)
Energy	(2,877,832)
Agriculture	74,991
Interest Rates	(1,917,327)
Indices	768,075
Metals	309,664
Total Futures contracts:	(3,650,213)

Forward currency contracts:	(2,162,895)

Total Net Trading Gain/(Loss)	$(5,813,108)

* Includes both realized losses of $2,890,175 and net changes in unrealized depreciation of $3,000,525 and is located in net trading gains / (losses) in the Consolidated Statements of Operations.
Amounts exclude foreign currency transactions and translation loss of $77,592 in the consolidated statement of operations.

Income Taxes

As the Series is classified as a partnership for income tax purposes, no provision has been made in the accompanying Consolidated Financial Statements for U.S. federal or state income taxes as each Member is individually responsible for reporting income or loss based on such Member’s share of the Series’ income and expenses as reported for income tax purposes.

In July 2006, FASB issued certain provisions of ASC Topic 740 (“ASC 740”), Income Taxes, related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-than-likely-than-not threshold would be recorded as a tax expense in the current year. Management has adopted certain provisions of ASC 740 in the current year, and the Series recognized no liability in connection with ASC 740. The Series is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

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

Until November 1, 2008, the the former sponsor maintained substantially all of the Series’ assets with an affiliated Clearing Broker (see Note 1). On assets held in USD, the Clearing Broker credits the Series with interest at the prevailing Federal Funds Rate. In the case of non-USD instruments, the Clearing Broker lends to the Series all required non-U.S. currencies at a local short-term interest rate plus a spread of up to 100 basis points per annum (at current rates). For deposits held in non-U.S. currencies, the Clearing Broker credits the local short-term interest rate less a spread of up to 200 basis points per annum (at current rates).

The Series incurred trading costs (including brokerage commissions) of $361,683 and $224,145 for the years ended December 31, 2009 and 2008, respectively, and accrued $5,006 and $5,627 for commissions owed to the Clearing Broker at December 31, 2009 and 2008, respectively. A portion of these brokerage commissions were paid to Dekla Financial, LLC, (“Dekla”), a registered introducing broker with the CFTC and an affiliate of the Sponsor. Dekla began acting as the introducing broker for the Series’s futures and forward transactions effective November 1, 2008. Dekla receives a portion of the brokerage commissions paid to the Clearing Broker, which amounted to $326,343 and $35,480 for the years ended December 31, 2009 and 2008 respectively. Effective October 1, 2009, Dekla no longer receives any brokerage commissions from the Aspect Series.

Each Member or Member-related account is subject to an upfront, waivable placement fee of 0%-2% of the subscription price of the Units, which will be paid once by the relevant Member (not by the Series or by the Sponsor) on each of such Member’s subscriptions to the Series to UBS Financial Services Inc. (“UBS FS”), an affiliate of the Clearing Broker and former sponsor (see Note 1). The placement fee payable on such initial subscription is deducted from the subscription amount by UBS FS. Upfront placement fees of $146,430 and $681,006 for the years ended December 31, 2009 and 2008, respectively, were deducted from proceeds received from the Members.

Members are subject to an ongoing sales commission paid to UBS FS (prior to October 1, 2009) and Credit Suisse Securities LLC (subsequent to October 1, 2009), equal to 2% per annum of the month-end net asset value for all other purposes (see below). The Series incurred sales commissions of $1,240,937 and $944,092 for the years ended December 31, 2009 and 2008, respectively, and accrued $103,466 and $121,422 owed to UBS FS and Credit Suisse Securities at December 31, 2009 and 2008, respectively. UBS FS or Credit Suisse Securities LLC, in consultation with the Sponsor, may waive or reduce the sales commission for certain Members without entitling any other Member to such waiver or reduction. Additionally, effective January 1, 2008, 0.50% of the 2.0% management fee is shared by the Trading Advisor with UBS FS (refer to Note (4) for further details on the management fee).

The Sponsor received a monthly sponsor fee of 0.02083 of 1% (a 0.25% annual rate) of the Series’ month-end net asset value for all other purposes, including interest income, of a Member’s investment in the Series for such month up until September 30, 2009 (see below). Starting October 1, 2009, the sponsor receives a monthly sponsor fee of 0.04166 of 1% (a 0.50% annual rate) of the Series’ month-end net asset value for all other purposes, including interest income, of a Member’s investment in the Series for such month. The Sponsor reserves the right to waive or reduce the fee at its sole discretion. The Series incurred Sponsor’s fees of $194,773 and $118,012 for the years ended December 31, 2009 and 2008, respectively, and accrued $25,866 and $15,178 owed to the Sponsor at December 31, 2009 and 2008, respectively.

The former sponsor paid all expenses incurred in connection with the organizational and initial offering of the Units at the Series level. As described in the Series’ current Confidential Disclosure Document (including Parts One and Two, the “Disclosure Document”), the Series reimbursed the former sponsor for these costs. For financial reporting purposes in conformity with GAAP, the Series expensed the total organizational costs of $208,820 when incurred and deducted the initial offering costs of $119,732 from Members’ capital as of March 16, 2007 (the date of commencement of operations of the Series) (“net asset value for financial reporting” or the “net asset value per Unit for financial reporting”). For all other purposes, including determining the net asset value per Unit for subscription and redemption purposes, the Series amortizes organizational and initial offering costs over a 60 month period (“net asset value for all other purposes” or the “net asset value per Unit for all other purposes”).

The net asset value and net asset value per Unit are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
Price at Commencement*				1,000.000	1,000.000
March 31, 2007	7,805,411	7,479,686	7,760.62	1,005.772	963.801
June 30, 2007	13,409,546	13,100,248	11,988.08	1,118.573	1,092.773
September 30, 2007	18,932,687	18,639,817	18,241.85	1,037.871	1,021.816
December 31, 2007	16,034,264	15,757,821	14,700.02	1,090.765	1,071.959
March 31, 2008	20,507,363	20,247,348	17,025.49	1,204.509	1,189.237
June 30, 2008	50,168,558	49,924,971	40,063.82	1,252.216	1,246.136
September 30, 2008	59,013,279	58,786,119	52,463.77	1,124.839	1,120.509
December 31, 2008	71,216,262	71,005,529	53,002.45	1,343.641	1,339.665
March 31, 2009	66,062,490	65,868,185	50,663.64	1,303.950	1,300.108
June 30, 2009	48,597,098	48,419,221	43,344.52	1,121.182	1,117.074
September 30, 2009	65,446,804	65,285,354	55,797.55	1,172.933	1,170.040
December 31, 2009	59,653,082	59,508,061	52,355.78	1,139.379	1,136.609

Total return after performance fee, from the commencement of operations through the period ended December 31, 2009.				13.94%	13.66%

* Commencement of operations of the Series was March 16, 2007.

(4)           Advisory Agreement

Under signed agreement, the Trading Advisor for the Series receives a monthly management fee at the rate of 0.167% (a 2% annual rate) of the Series’ month-end net asset value for all other purposes (see Note 3) calculated before reduction for any management fees, performance fees, Sponsor’s fees, sales commission or extraordinary fees accrued (including performance fees accrued in a prior month) as of such month-end and before giving effect to any capital contributions made as of the beginning of the month immediately following such month-end and before any distributions or redemptions accrued during or as of such month-end, but after all expenses as of such month-end. The Series incurred management fees of $1,243,076 and $952,226 for the years ended December 31, 2009 and 2008, respectively, and accrued $103,642 and $124,314 owed to the Trading Advisor at December 31, 2009 and 2008, respectively.

Also, under signed agreement the Aspect Series pays to the Series’s Trading Advisor a quarterly performance fee equal to 20% of the new net trading profits, if any, of the Series calculated before deducting the administrative fee, the Sponsor’s fee and sales commission but after deducting the management fee. The Series incurred performance fees of $10,840 and $2,807,721 during the years ended December 31, 2009 and 2008, respectively, and accrued $0 and $1,613,251 owed to the Trading Advisor at December 31, 2009 and 2008, respectively.

(5)           Trading Activities and Related Market and Credit Risk

The Series engages in the speculative trading of U.S. and foreign futures contracts and forward contracts. This includes both financial and non-financial contracts held as part of a diversified trading strategy. The Series is exposed to both market risk and credit risk. Derivative financial instruments speculatively traded by the Series can include U.S. and foreign futures and options on futures contracts, exchange for physical transactions, forward currency contracts and swap contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or over the counter (“OTC”). Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forwards, swaps, and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Series is managed by the underlying Trading Advisor according to its trading program. The Series is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain as reported in the consolidated Statements of Financial Condition for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. This netting basis is executed across products and cash collateral when these provisions are specified in the netting agreement.

Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

The Series trades forward currency contracts in unregulated markets between principals and assumes the risk of loss from counterparty nonperformance. Accordingly, the risks associated with forward currency contracts are generally greater than those associated with exchange traded contracts because of the greater risk of counterparty default. Additionally, the trading of forward currency contracts typically involves delayed cash settlement.

The Series has a substantial portion of its assets on deposit with a counterparty. In the event of the counterparty’s insolvency, recovery of the Series assets on deposit may be limited to account insurance or other protection afforded such deposits.

To evaluate and monitor counterparty risk for each counterparty, the AlphaMetrix Risk Department initially evaluates the credit ratings from the major agencies: Moody’s, Standard & Poor’s and Fitch Ratings. Credit ratings and outlooks are monitored daily for downgrades whereby an investigation is initiated upon an adverse occurrence. Further, any large decline in the daily stock price also triggers an investigation. Lastly, quarterly reports on earnings and future outlooks from counterparties are reviewed and analyzed for unfavorable results by the Risk Department.

(7)           Financial Highlights

The following financial highlights show the Series’ financial performance for the years ended December 31, 2009 and 2008. All performance returns noted are calculated based on the net asset value per Unit for financial reporting, with organizational costs incurred prior to issuance of Units being expensed at the commencement of the operations of the Series. Total return is calculated as the change in a theoretical Member’s investment over the entire year - a percentage change in the Member’s capital value for the period. Total return is calculated based on the aggregate return of the Series taken as a whole. The net investment loss and total expenses ratios are computed based upon the weighted average net assets for the years ended December 31, 2009 and 2008. Weighted average net assets include the performance fee and are computed using month-end net assets. An individual Member’s total return and ratios may vary from those below based on the timing of capital transactions.

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Members’ capital per Unit at beginning of the year	$1,339.67	$1,071.96

Income from operations:
Net trading gains/(loss)	(132.45)	389.61
Net investment loss	(70.61)	(121.91)
Net change in Members’ capital per Unit from operations	(203.06)	267.710

Members’ capital per Unit at end of the year	$1,136.61	$1,339.67

Total return:
Total return before performance fee	(15.14%)	29.92%
Performance fee	(0.02%)	(4.95%)
Total return after performance fee	(15.16%)	24.97%

Ratios to average Members’ capital
Net investment loss	(5.80%)	(10.31%)

Expenses:
Expenses	5.80%	5.31%
Performance fee	0.02%	6.10%
Total expenses	5.82%	11.41%

(8)           Subsequent Events

In accordance with the provisions set forth in FASB ASC Topic 855, Subsequent Events, adopted by the Series as of December 31, 2009, management has evaluated the possibility of subsequent events existing in the Series’ consolidated financial statements through March 30, 2010, the date the consolidated financial statements were available for issuance. Management has determined that except for the matters discussed in the following paragraphs, there are no material events that would require recognition or disclosure in the Series’ consolidated financial statements through this date.

Member subscriptions received for the period January 1, 2010 to March 1, 2010 totaled $2,189,706. Member redemptions paid for the period January 1, 2010 to March 1, 2010 totaled $890,375.