Form 10-K, Exhibit 13
period 2010-12-31
AlphaMetrix Managed Futures LLC (Aspect Series)
filed 2011-03-31
CIK 1373179

Exhibit 13.01

ALPHAMETRIX MANAGED FUTURES LLC
 (A Limited Liability Company)

Financial Statements as of and for each of the
two years ended December 31, 2010 and 2009, and
Report of Independent Registered Public Accounting Firm

AFFIRMATION OF ALPHAMETRIX, LLC.

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of AlphaMetrix Managed Futures LLC as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ capital for each of the two years in the period ended December 31, 2010, are accurate and complete.

/s/ Aleks Kins
Aleks Kins
President and Chief Executive Officer
AlphaMetrix, LLC.
Manager of AlphaMetrix Managed Futures LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of AlphaMetrix Managed Futures LLC:

We have audited the accompanying statements of financial condition of AlphaMetrix Managed Futures LLC, comprised of AlphaMetrix Managed Futures LLC (Aspect Series) (“Aspect Series”), (a series of a Delaware Series Limited Liability Company) (collectively the “Platform”) as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ capital for the years then ended. These financial statements are the responsibility of the Platform’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Platform is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Platform’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Platform at December 31, 2010 and 2009, and the results of its operations and the changes in its members’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Aspect Series adopted a change in accounting principle with regards to Master Funds that are not wholly owned for 2010 and 2009.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 30, 2011

ALPHAMETRIX MANAGED FUTURES LLC
Statements of Financial Condition
December 31, 2010 and 2009

	AlphaMetrix Managed Futures LLC (Aspect Series)	AlphaMetrix Managed Futures LLC	AlphaMetrix Managed Futures LLC (Aspect Series)	AlphaMetrix Managed Futures LLC
	December 31, 2010	December 31, 2010	December 31, 2009	December 31, 2009
ASSETS
Investment in AlphaMetrix Aspect Fund - MT0001, at fair value	$59,446,550	$59,446,550	$56,617,858	$56,617,858
Receivable from AlphaMetrix Aspect Fund - MT0001	-	-	3,903,664	3,903,664
Cash at bank	9,455,470	9,455,470	2,262,341	2,262,341
Prepaid assets	4,271	4,271	-	-

Total Assets	$68,906,291	$68,906,291	$62,783,863	$62,783,863

LIABILITIES

REDEMPTIONS PAYABLE	$3,245,432	$3,245,432	$2,294,686	$2,294,686

SUBSCRIPTIONS RECEIVED IN ADVANCE	1,427,344	1,427,344	688,593	688,593

PAYABLES:
Accrued brokerage commissions	-	-	5,006	5,006
Accrued sales commissions	112,192	112,192	103,466	103,466
Accrued sponsor's fee	28,048	28,048	25,866	25,866
Accrued operating costs	243,153	243,153	158,185	158,185

Total Liabilities	5,056,169	5,056,169	3,275,802	3,275,802

MEMBERS' CAPITAL
Members (50,277.92 and 52,347.66 units outstanding at December 31, 2010
and December 31, 2009, respectively, unlimited units authorized)	63,839,812	63,839,812	59,498,830	59,498,830
Sponsor (8.12 units outstanding at December 31, 2010 and
December 31, 2009, respectively, unlimited units authorized)	10,310	10,310	9,231	9,231
Total Members’ Capital	63,850,122	63,850,122	59,508,061	59,508,061

Total Liabilities and Members' Capital	$68,906,291	$68,906,291	$62,783,863	$62,783,863

See notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC
Statements of Operations
For the years ended December 31, 2010 and 2009

	AlphaMetrix Managed Futures LLC (Aspect Series)	AlphaMetrix Managed Futures LLC	AlphaMetrix Managed Futures LLC (Aspect Series)	AlphaMetrix Managed Futures LLC
	2010	2010	2009	2009
NET INVESTMENT INCOME / (LOSS) ALLOCATED
FROM ALPHAMETRIX ASPECT FUND - MT0001:
Interest income	$200	$200	$5,307	$5,307
Trading costs	(104,235)	(104,235)	(361,142)	(361,142)
Interest expense	(17,876)	(17,876)	(37,379)	(37,379)
Bank fees	(277)	(277)	(1,572)	(1,572)

Net investment income allocated
from AlphaMetrix Aspect Fund - MT0001	(122,188)	(122,188)	(394,786)	(394,786)

SERIES NET INVESTMENT INCOME/(LOSS):
Interest income	9,374	9,374	2,943	2,943
Operating costs	(409,142)	(409,142)	(423,464)	(423,464)
Management fees	(1,248,622)	(1,248,622)	(1,243,076)	(1,243,076)
Performance fees	(943,239)	(943,239)	(10,840)	(10,840)
Sales commissions	(1,244,966)	(1,244,966)	(1,240,937)	(1,240,937)
Sponsor's fee	(311,241)	(311,241)	(194,773)	(194,773)

Net investment income/(loss)	(4,147,836)	(4,147,836)	(3,110,147)	(3,110,147)

Total net investment income/(loss)	(4,270,024)	(4,270,024)	(3,504,933)	(3,504,933)

REALIZED AND UNREALIZED GAIN (LOSS)
ALLOCATED FROM ALPHAMETRIX ASPECT FUND - MT0001
Net realized gain/(loss)	7,634,806	7,634,806	(2,885,058)	(2,885,058)
Net increase/(decrease) in unrealized appreciation/(depreciation)	3,637,270	3,637,270	(2,903,171)	(2,903,171)

Total realized and unrealized gain/(loss)
allocated from AlphaMetrix Aspect Fund - MT0001	11,272,076	11,272,076	(5,788,229)	(5,788,229)

Net increase/(decrease) in net assets resulting from operations	$7,002,052	$7,002,052	$(9,293,162)	$(9,293,162)

Weighted average number of units outstanding	51,595	51,595	49,638	49,638

Net income/(loss) per weighted average unit	$135.71	$135.71	$(187.22)	$(187.22)

See notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC
Statements of Changes in Members’ Capital
For the years ended December 31, 2010 and 2009

For the year ended December 31, 2010	AlphaMetrix Managed Futures LLC (Aspect Series)						AlphaMetrix Managed
	Members		Sponsor		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members’ capital at January 1, 2010	$59,498,830	52,347.66	$9,231	8.12	$59,508,061	52,355.78	$59,508,061	52,355.78
Members’ subscriptions	7,871,893	6,672.11	-	-	7,871,893	6,672.11	7,871,893	6,672.11
Members’ redemptions	(10,531,884)	(8,741.85)	-	-	(10,531,884)	(8,741.85)	(10,531,884)	(8,741.85)
Net investment income/(loss)	(4,269,363)	-	(661)	-	(4,270,024)	-	(4,270,024)	-
Net realized and unrealized gain/(loss) allocated from
AlphaMetrix Aspect Fund - MT0001	11,270,336	-	1,740	-	11,272,076	-	11,272,076	-
Members’ capital at December 31, 2010	$63,839,812	50,277.92	$10,310	8.12	$63,850,122	50,286.04	$63,850,122	50,286.04

Net asset value per unit at January 1, 2010	$1,136.609		$1,136.609
Change in net asset value per unit	133.130		133.130
Net asset value per unit at December 31, 2010	$1,269.739		$1,269.739

For the year ended December 31, 2009	AlphaMetrix Managed Futures LLC (Aspect Series)						AlphaMetrix Managed
	Members		Sponsor		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members’ capital at January 1, 2009	$70,994,651	52,994.33	$10,878	8.12	$71,005,529	53,002.45	$71,005,529	53,002.45
Members’ subscriptions	26,018,438	22,372.53	-	-	26,018,438	22,372.53	26,018,438	22,372.53
Members’ redemptions	(28,222,744)	(23,019.20)	-	-	(28,222,744)	(23,019.20)	(28,222,744)	(23,019.20)
Net investment income/(loss)	(3,504,376)	-	(557)	-	(3,504,933)	-	(3,504,933)	-
Net realized and unrealized gain/(loss) allocated from
AlphaMetrix Aspect Fund - MT0001	(5,787,139)	-	(1,090)	-	(5,788,229)	-	(5,788,229)	-
Members’ capital at December 31, 2009	$59,498,830	52,347.66	$9,231	8.12	$59,508,061	52,355.78	$59,508,061	52,355.78

Net asset value per unit at January 1, 2009	$1,339.665		$1,339.665
Change in net asset value per unit	(203.056)		(203.056)
Net asset value per unit at December 31, 2009	$1,136.609		$1,136.609

See notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(1)	Organization

As of November 1, 2008, AlphaMetrix, LLC (the “Sponsor”) is the sponsor of AlphaMetrix Managed Futures LLC (the “Platform”). The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange Commission (“SEC”) as a Registered Investment Advisor (“RIA”) and Registered Transfer Agent (“RTA”), and is a member of the National Futures Association (“NFA”). The Platform was formed on July 25, 2006 as a Delaware series limited liability company pursuant to the Delaware Limited Liability Company Act. AlphaMetrix Managed Futures LLC (Aspect Series) (the “Aspect Series” or “Series”) is the only “segregated series” of the Platform. Since the Aspect Series is the Platform’s only segregated series, references to Aspect Series also include the Platform unless otherwise noted. On November 1, 2008, the Sponsor was assigned sponsorship in the Platform and managerial interest in the Aspect Series from the former sponsor of the Platform, UBS Managed Fund Services, Inc. (“UBS MFS” or the “former sponsor”) and the name of the Platform and Aspect Series were changed from UBS Managed Futures LLC and UBS Managed Futures LLC (Aspect Series) to AlphaMetrix Managed Futures LLC and AlphaMetrix Managed Futures LLC (Aspect Series), respectively. The Platform and Aspect Series are governed in accordance with the Confidential Offering Memorandum. All capitalized terms used herein are defined in the Confidential Offering Memorandum.

The Aspect Series invests substantially all of its assets in AlphaMetrix Managed Futures (Aspect) LLC, previously UBS Managed Futures (Aspect) LLC (the “Trading Fund”). The Trading Fund then invests a substantial portion of its assets in AlphaMetrix Aspect Fund – MT0001 (the “Master Fund”) which is advised by Aspect Capital Limited (the “Trading Advisor”). On August 30, 2009, the Trading Fund ceased operations and as of September 1, 2009, the Aspect Series invested directly into the Master Fund. Prior to December 31, 2010, the Aspect Series and the Master Fund were consolidated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). As of December 1, 2009, another fund operated by the Sponsor invested in the Master Fund. For the years ended December 31, 2010 and 2009, the Aspect Series held an interest in the Master Fund of approximately 87.83% and 96.76%, respectively. As of and for the year ended December 31, 2010, the Aspect Series and Master Fund are no longer consolidated. To be comparable, the financial statements for the year ended December 31, 2009 have been restated and separate financial statements for the Aspect Series and Master funds are presented. (See discussion below under Change in Accounting Principle.)

The Master Fund engages in the speculative trading of bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities and derivatives. Until October 1, 2009, UBS Securities LLC was the Series’ futures clearing broker (the “Clearing Broker”) and until October 13, 2009, UBS AG was the foreign exchange clearing broker of the Master Fund, although the Master Fund may execute foreign exchange trades through other foreign exchange clearing brokers at any time. On and after October 1, 2009 for general futures clearing brokerage, excluding foreign currency, and on and after October 13, 2009 including foreign currency, Credit Suisse Securities (USA) LLC acts as the Master Fund’s clearing broker (reference to the “Clearing Broker” shall be UBS Securities LLC if involving matters prior to October 1, 2009 and to Credit Suisse Securities (USA) LLC for matters on or after October 1, 2009). The Sponsor, over time, intends to offer investors a selection of different trading advisors, each managing a different segregated series of the Platform. There can be no assurance, however, that any series other than the Series will be offered or that the Series will continue to be offered. The Series was organized on October 26, 2006 and commenced trading on March 16, 2007. The Series filed a Form 10, under the Securities Exchange Act of 1934, as amended, with the SEC to register the units of limited liability company interest (“Units”), which registration became effective October 17, 2006.

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

Change in Accounting Principle

Prior to December 31, 2010, the Aspect Series consolidated the Master Fund for financial reporting purposes. During the fourth quarter of 2010, the Sponsor concluded that a change in accounting principle was appropriate. Pursuant to this change, the Aspect Series will no longer consolidate non wholly owned Master Funds over which it has a controlling financial interest. Rather, Aspect Series will apply investment company master-feeder financial statement presentation, as described in FASB ASC 946, Financial Services – Investment Companies (“ASC 946”), to its interest in the Master Fund, the only non wholly owned Master Fund over which it currently has a controlling financial interest.

The Sponsor acquired the Aspect Series on November 1, 2008. Prior to the Aspect Series’ acquisition by the Sponsor, the Aspect Series was the sole Feeder Fund (and thus the sole owner) of the Master Fund, and there was no expectation by the former sponsor to have any other investors in the Master Fund. The Aspect Series did not hold any investments other than its investment in the Master Fund. On December 1, 2009, subsequent to acquiring the Aspect Series, the Sponsor established a second fund to serve as a feeder to the Master Fund. Furthermore, the Sponsor believes that the establishment of additional segregated series (feeder funds) for the Platform is likely. Although the Aspect Series continues to maintain a significant controlling financial interest in the Master Fund, and thus consolidation of the Master Fund remains appropriate, the Sponsor believes the presentation for a Master fund-Feeder fund structure described in ASC 946 is preferable to such consolidated presentation. Specifically, the Sponsor observes that it is industry practice to follow the presentation prescribed for a Master Fund-Feeder fund structure in ASC 946 in instances in which a Master Fund is owned by more than one Feeder Fund and that such presentation provides users of the Aspect Series with a clearer depiction of its investment in the Master Fund. Furthermore, such presentation is consistent with the presentation method used by the Sponsor for all other Master fund-Feeder fund structures in which a Master Fund is not wholly owned by the Feeder Fund and for which it is the Sponsor.

As of and for the year ended December 31, 2010, the Aspect Series does not consolidate the Master Fund. Consistent with the requirements of ASC 250, Accounting Changes and Error Corrections, for the financial statements as of and for the year ended December 31, 2009, to be comparable; this change in accounting principle is being applied retrospectively as of January 1, 2009. Thus, the financial statements for the year ended December 31, 2009 have been restated and are presented under a Master fund-Feeder fund presentation. The impact of this change in accounting principle is described in the following paragraphs.

The effects of the changes upon the Statements of Financial Condition are as follows:

	2009

	As Originally	As	Effect of
	Stated	Adjusted	Change
ASSETS
Equity in commodity trading account at clearing broker
Cash	$62,722,219	$-	$(62,722,219)
Investments representing unrealized appreciation/(depreciation) on open contracts, net	(287,319)	-	287,319
Investment in AlphaMetrix Aspect Fund - MT0001, at fair value		56,617,858	56,617,858
Receivable from AlphaMetrix Aspect Fund - MT0001		3,903,664	3,903,664
Cash at bank	2,352,489	2,262,341	(90,148)
Total Assets	$64,787,389	$62,783,863	$(2,003,526)

LIABILITIES

REDEMPTIONS PAYABLE	$2,294,686	$2,294,686	$-

SUBSCRIPTIONS RECEIVED IN ADVANCE	688,593	688,593	-

PAYABLES:
Accrued brokerage commissions	5,006	5,006	-
Accrued sales commission	103,466	103,466	-
Accrued sponsor's fee	25,866	25,866	-
Accrued management fee	103,642	-	(103,642)
Accrued operating costs	161,161	158,185	(2,976)
Total Liabilities	3,382,420	3,275,802	(106,618)

MEMBERS' CAPITAL
Members	59,498,830	59,498,830	-
Sponsor	9,231	9,231	-
Total Aspect Series members' capital	59,508,061	59,508,061	-

Noncontrolling interest	1,896,908	-	(1,896,908)
Total Members’ Capital	61,404,969	59,508,061	(1,896,908)

Total Liabilities and Members’ Capital	$64,787,389	$62,783,863	$(2,003,526)

	2010

	As	As If	Effect of
	Reported	Consolidated	Change
ASSETS
Equity in commodity trading account at clearing broker
Cash	$-	$62,902,353	$62,902,353
Investments representing unrealized appreciation/(depreciation) on open contracts, net	-	3,649,994	3,649,994
Investment in AlphaMetrix Aspect Fund - MT0001, at fair value	59,446,550	-	(59,446,550)
Cash at bank	9,455,470	11,563,168	2,107,698
Prepaid Asset	4,271	4,271	-
Total Assets	$68,906,291	$78,119,786	$9,213,495

LIABILITIES

REDEMPTIONS PAYABLE	$3,245,432	$3,245,432	$-

SUBSCRIPTIONS RECEIVED IN ADVANCE	1,427,344	1,427,344	-

PAYABLES:
Accrued brokerage commissions	-	-	-
Accrued sales commission	112,192	112,192	-
Accrued sponsor's fee	28,048	28,048	-
Accrued operating costs	243,153	245,007	1,854
Payable to trading advisor	-	974,920	974,920
Total Liabilities	5,056,169	6,032,943	976,774

MEMBERS' CAPITAL
Members	63,839,812	63,839,812	-
Sponsor	10,310	10,310	-
Total Aspect Series members' capital	63,850,122	63,850,122	-

Noncontrolling interest	-	8,236,721	8,236,721
Total Members’ Capital	63,850,122	72,086,843	8,236,721

Total Liabilities and Members’ Capital	$68,906,291	$78,119,786	$9,213,495

A Condensed Schedule of Investments was included in the financial statements prior to the restatement. However, subsequent to the change in accounting policy, a Condensed Schedule of Investments is not required as the investments are held by the Master Fund.  The effects of the changes upon the Schedules of Investments are as follows:

	As Originally Reported				2009 As Adjusted			Effect of Change

	% of Members’ Capital		Number of Contracts	Net Unrealized Appreciation / (Depreciation) on Open Contracts	% of Members’ Capital	Number of Contracts	Net Unrealized Appreciation / (Depreciation) on Open Contracts	% of Members’ Capital		Number of Contracts	Net Unrealized Appreciation / (Depreciation) on Open Contracts
FUTURES CONTRACTS:
Long contracts
Domestic
Agriculture	0.86%		310	$503,864	0.00%	-	$-	(0.86	) %	(310)	$(503,864)
Energy	0.30		92	175,913	0.00	-	-	(0.30)		(92)	(175,913)
Interest Rates	(0.86)		474	(505,756)	0.00	-	-	0.86		(474)	505,756
Metals	(0.97)		91	(567,985)	0.00	-	-	0.97		(91)	567,985
Indices	0.28		196	161,414	0.00	-	-	(0.28)		(196)	(161,414)
Currency	(0.03)		2	(14,700)	0.00	-	-	0.03		(2)	14,700
Foreign
Agriculture	0.15		55	87,767	0.00	-	-	(0.15)		(55)	(87,767)
Indices	0.57		348	332,218	0.00	-	-	(0.57)		(348)	(332,218)
Interest Rates	(0.88)		1,936	(508,277)	0.00	-	-	0.88		(1,936)	508,277
Metals	0.51		137	295,887	0.00	-	-	(0.51)		(137)	(295,887)
Currency	0.00		3	73	0.00	-	-	0.00		(3)	(73)
	(0.07)			(39,582)	0.00		-	0.07			39,582
Short contracts
Domestic
Agriculture	(0.04)		173	(20,498)	0.00	-	-	0.04		(173)	20,498
Energy	0.06		11	35,290	0.00	-	-	(0.06)		(11)	(35,290)
Interest Rates	0.00		14	2,732	0.00	-	-	0.00		(14)	(2,732)
Foreign
Agriculture	0.00		36	1,022	0.00	-	-	0.00		(36)	(1,022)
Interest Rates	0.04		85	16,133	0.00	-	-	(0.04)		(85)	(16,133)
Metals	(0.08)		10	(49,512)	0.00	-	-	0.08		(10)	49,512
	(0.02)			(14,833)	0.00		-	0.02			14,833

Total futures contracts	(0.09)			(54,415)	0.00	-	-	0.09			54,415

FORWARD CURRENCY CONTRACTS:
Total forward currency
contracts long	(0.13)			(73,476)	0.00		-	0.13			73,476
Total forward currency
contracts short	(0.27)			(159,428)	0.00		-	0.27			159,428

Total forward currency
contracts	(0.40)			(232,904)	0.00		-	0.40			232,904

Net unrealized appreciation/(depreciation) on open contracts	(0.49	) %		$(287,319)	0.00%		$-	0.49%			$287,319

	As Reported			2010 As if Consolidated			Effect of Change

	% of Members’ Capital	Number of Contracts	Net Unrealized Appreciation / (Depreciation) on Open Contracts	% of Members’ Capital	Number of Contracts	Net Unrealized Appreciation / (Depreciation) on Open Contracts	% of Members’ Capital	Number of Contracts	Net Unrealized Appreciation / (Depreciation) on Open Contracts

FUTURES CONTRACTS:
Long contracts
Domestic
Agriculture	0.00%	-	$-	1.45%	326	$1,043,200	1.45%	326	$1,043,200
Energy	0.00	-	-	0.46	167	334,546	0.46	167	334,546
Interest Rates	0.00	-	-	(0.05)	112	(39,769)	(0.05)	112	(39,769)
Metals	0.00	-	-	1.06	99	764,353	1.06	99	764,353
Indices	0.00	-	-	0.23	166	160,295	0.23	166	160,295
Currency	0.00	-	-	0.00	1	3,163	0.00	1	3,163
Foreign
Agriculture	0.00	-	-	0.03	69	22,836	0.03	69	22,836
Indices	0.00	-	-	0.00	296	2,266	0.00	296	2,266
Interest Rates	0.00	-	-	0.06	632	40,829	0.06	632	40,829
Metals	0.00	-	-	0.57	71	412,506	0.57	71	412,506
	0.00		-	3.81		2,744,225	3.81		2,744,225
Short contracts
Domestic
Agriculture	0.00	-	-	(0.01)	7	(9,920)	(0.01)	7	(9,920)
Energy	0.00	-	-	(0.14)	49	(98,910)	(0.14)	49	(98,910)
Interest Rates	0.00	-	-	(0.01)	8	(7,406)	(0.01)	8	(7,406)
Foreign
Indices	0.00	-	-	0.02	4	14,577	0.02	4	14,577
Interest Rates	0.00	-	-	(0.08)	220	(59,988)	(0.08)	220	(59,988)
Metals	0.00	-	-	(0.11)	15	(79,048)	(0.11)	15	(79,048)
	0.00		-	(0.33)		(240,695)	(0.33)		(240,695)

Total futures contracts	0.00		-	3.48		2,503,530	3.48		2,503,530

FORWARD CURRENCY CONTRACTS:
Total forward currency
contracts long	0.00		-	0.49		356,662	0.49		356,662
Total forward currency
contracts short	0.00		-	1.09		789,802	1.09		789,802

Total forward currency
contracts	0.00		-	1.58		1,146,464	1.58		1,146,464

Net unrealized appreciation/(depreciation) on open contracts	0.00%		$-	5.06%		$3,649,994	5.06%		$3,649,994

The effects of the changes upon the Statements of Operations are as follows:

	2009
	As Originally	As	Effect of
	Reported	Adjusted	Change
NET INVESTMENT INCOME ALLOCATED
FROM ALPHAMETRIX ASPECT FUND - MT0001:
Interest income	$-	$5,307	$5,307
Trading costs	-	(361,142)	(361,142)
Interest expense	-	(37,379)	(37,379)
Bank fees	-	(1,572)	(1,572)
Net investment income allocated
from AlphaMetrix Aspect Fund - MT0001	-	(394,786)	(394,786)

Trading gains (losses):
Net realized gain (loss)	$(2,890,175)	$-	$2,890,175
Net change in unrealized
appreciation (depreciation) on open contracts	(3,000,525)	-	3,000,525
Brokerage commission	(361,683)	-	361,683
Net trading gains (losses)	(6,252,383)	-	6,252,383

SERIES NET INVESTMENT INCOME/(LOSS):
Interest income	6,892	2,943	(3,949)
Operating costs	(425,040)	(423,464)	1,576
Management fee	(1,243,076)	(1,243,076)	-
Performance fee	(10,840)	(10,840)	-
Sales commission	(1,240,937)	(1,240,937)	-
Sponsor’s fee	(194,773)	(194,773)	-
Interest expense	(36,097)	-	36,097
Net investment income (loss)	(3,143,871)	(3,110,147)	33,724

Total net investment income/(loss)	(3,505,554)	(3,504,933)	621

REALIZED AND UNREALIZED GAIN (LOSS)
ALLOCATED FROM ALPHAMETRIX ASPECT FUND - MT0001
Net realized gain/(loss)	-	(2,885,058)	(2,885,058)
Net increase/(decrease) in unrealized appreciation/(depreciation)	-	(2,903,171)	(2,903,171)

Total realized and unrealized gain/(loss)
allocated from AlphaMetrix Aspect Fund - MT0001	-	(5,788,229)	(5,788,229)

	(9,396,254)	-	9,396,254

Less: Net income (loss) attributable to noncontrolling interest	(103,092)	-	103,092

Net income (loss) attributable to Aspect Series	$(9,293,162)	$-	$9,293,162

Net increase/(decrease) in net assets resulting from operations	$-	$(9,293,162)	$(9,293,162)

	2010
	As	As if	Effect of
	Reported	Consolidated	Change
NET INVESTMENT INCOME ALLOCATED
FROM ALPHAMETRIX ASPECT FUND - MT0001:
Interest income	$200	$-	$(200)
Trading costs	(104,235)	-	104,235
Interest expense	(17,876)	-	17,876
Bank fees	(277)	-	277
Net investment income allocated
from AlphaMetrix Aspect Fund - MT0001	(122,188)	-	122,188

Trading gains (losses):
Net realized gain (loss)	$-	$8,357,445	$8,357,445
Net change in unrealized
appreciation (depreciation) on open contracts	-	3,936,310	3,936,310
Brokerage commission	-	(112,421)	(112,421)
Net trading gains (losses)	-	12,181,334	12,181,334

SERIES NET INVESTMENT INCOME/(LOSS)
Interest income	9,374	9,583	209
Operating costs	(409,142)	(409,444)	(302)
Management fee	(1,248,622)	(1,248,622)	-
Performance fee	(943,239)	(943,239)	-
Sales commission	(1,244,966)	(1,244,966)	-
Sponsor’s fee	(311,241)	(311,241)	-
Interest expense	-	(19,292)	(19,292)
Net investment income (loss)	(4,147,836)	(4,167,221)	(19,385)

Total net investment income/(loss)	(4,270,024)	-	4,270,024

REALIZED AND UNREALIZED GAIN (LOSS)
ALLOCATED FROM ALPHAMETRIX ASPECT FUND - MT0001
Net realized gain/(loss)	7,634,806	-	(7,634,806)
Net increase/(decrease) in unrealized appreciation/(depreciation)	3,637,270	-	(3,637,270)

Total realized and unrealized gain/(loss)
allocated from AlphaMetrix Aspect Fund - MT0001	11,272,076	-	(11,272,076)

	-	8,014,113	8,014,113

Less: Net income (loss) attributable to noncontrolling interest	-	1,012,061	1,012,061

Net income (loss) attributable to Aspect Series	$-	$7,002,052	$7,002,052

Net increase/(decrease) in net assets resulting from operations	$7,002,052	$-	$(7,002,052)

The effects of the changes upon the Statements of Changes in Members’ Capital are as follows:

	2009

	As Originally Reported
	AlphaMetrix Managed Futures LLC (Aspect Series)								AlphaMetrix Managed
	Members		Sponsor		Noncontrolling interest		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members capital at January 1, 2009	$70,994,651	52,994.33	$10,878	8.12	$-	n/a	$71,005,529	53,002.45	$71,005,529	53,002.45
Members' subscriptions	26,018,438	22,372.53	-	-	-	n/a	26,018,438	22,372.53	26,018,438	22,372.53
Members' redemptions	(28,222,744)	(23,019.20)	-	-	-	n/a	(28,222,744)	(23,019.20)	(28,222,744)	(23,019.20)
Noncontrolling interest	-	-	-	-	2,000,000	n/a	2,000,000	-	2,000,000	-
Net income/(loss)	(9,291,515)	-	(1,647)	-	(103,092)	n/a	(9,396,254)	-	(9,396,254)	-
Members' capital at December 31, 2009	$59,498,830	52,347.66	$9,231	8.12	$1,896,908	n/a	$61,404,969	52,355.78	$61,404,969	52,355.78

Net asset value per unit at January 1, 2009	$1,339.665		$1,339.665
Change in net asset value per unit	(203.056)		(203.056)
Net asset value per unit at December 31, 2009	1,136.609		1,136.609

	As Adjusted
	AlphaMetrix Managed Futures LLC (Aspect Series)						AlphaMetrix Managed
	Members		Sponsor		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members capital at January 1, 2009	$70,994,651	52,994.33	$10,878	8.12	$71,005,529	53,002.45	$71,005,529	53,002.45
Members' subscriptions	26,018,438	22,372.53	-	-	26,018,438	22,372.53	26,018,438	22,372.53
Members' redemptions	(28,222,744)	(23,019.20)	-	-	(28,222,744)	(23,019.20)	(28,222,744)	(23,019.20)
Net investment income/(loss)	(3,504,376)	-	(557)	-	(3,504,933)	-	(3,504,933)	-
Net realized and unrealized gain/(loss)
allocated from AlphaMetrix
Aspect Fund - MT0001	(5,787,139)	-	(1,090)	-	(5,788,229)	-	(5,788,229)	-
Members' capital at December 31, 2009	$59,498,830	52,347.66	$9,231	8.12	$59,508,061	52,355.78	$59,508,061	52,355.78

Net asset value per unit at January 1, 2009	$1,339.665		$1,339.665
Change in net asset value per unit	(203.056)		(203.056)
Net asset value per unit at December 31, 2009	1,136.609		1,136.609

	Effect of Change
	AlphaMetrix Managed Futures LLC (Aspect Series)								AlphaMetrix Managed
	Members		Sponsor		Noncontrolling interest		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members capital at January 1, 2009	$-	-	$-	-	$-	n/a	$-	-	$-	-
Members' subscriptions	-	-	-	-	-	n/a	-	-	-	-
Members' redemptions	-	-	-	-	-	n/a	-	-	-	-
Noncontrolling interest	-	-	-	-	(2,000,000)	n/a	(2,000,000)	-	(2,000,000)	-
Net investment income/(loss)	(3,504,376)	-	(557)	-	-	n/a	(3,504,933)	-	(3,504,933)	-
Net realized and unrealized gain/(loss)								-		-
allocated from AlphaMetrix								-		-
Aspect Fund - MT0001	(5,787,139)	-	(1,090)	-	-	n/a	(5,788,229)	-	(5,788,229)	-
Net income/(loss)	9,291,515	-	1,647	-	103,092	n/a	9,396,254	-	9,396,254	-
Members' capital at December 31, 2009	$-	-	$-	-	$(1,896,908)	n/a	$(1,896,908)	-	$(1,896,908)	-

Net asset value per unit at January 1, 2009	$-		$-
Change in net asset value per unit	-		-
Net asset value per unit at December 31, 2009	-		-

	2010

	As Reported
	AlphaMetrix Managed Futures LLC (Aspect Series)						AlphaMetrix Managed
	Members		Sponsor		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members capital at January 1, 2010	$59,498,830	52,347.66	$9,231	8.12	$59,508,061	52,355.78	$59,508,061	52,355.78
Members' subscriptions	7,871,893	6,672.11	-	-	7,871,893	6,672.11	7,871,893	6,672.11
Members' redemptions	(10,531,884)	(8,741.85)	-	-	(10,531,884)	(8,741.85)	(10,531,884)	(8,741.85)
Noncontrolling interest	-	-	-	-	-	-	-	-
Net investment income/(loss)	(4,269,363)	-	(661)	-	(4,270,024)	-	(4,270,024)	-
Net realized and unrealized gain/(loss)
allocated from AlphaMetrix
Aspect Fund - MT0001	11,270,336	-	1,740	-	11,272,076	-	11,272,076	-
Members' capital at December 31, 2010	$63,839,812	50,277.92	$10,310	8.12	$63,850,122	50,286.04	$63,850,122	50,286.04

Net asset value per unit at January 1, 2010	$1,136.609		$1,136.609
Change in net asset value per unit	133.130		133.130
Net asset value per unit at December 31, 2010	1,269.739		1,269.739

	As if Consolidated
	AlphaMetrix Managed Futures LLC (Aspect Series)								AlphaMetrix Managed
	Members		Sponsor		Noncontrolling interest		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members capital at January 1, 2010	$59,498,830	52,347.66	$9,231	8.12	$1,896,908	n/a	$61,404,969	52,355.78	$61,404,969	52,355.78
Members' subscriptions	7,871,893	6,672.11	-	-	-	n/a	7,871,893	6,672.11	7,871,893	6,672.11
Members' redemptions	(10,531,884)	(8,741.85)	-	-	-	n/a	(10,531,884)	(8,741.85)	(10,531,884)	(8,741.85)
Noncontrolling interest	-	-	-	-	5,327,752	n/a	5,327,752	-	5,327,752	-
Net investment income/(loss)	(4,269,363)	-	(661)	-	(9,618)	n/a	(4,279,642)	-	(4,279,642)	-
Net realized and unrealized gain/(loss)
allocated from AlphaMetrix
Aspect Fund - MT0001	11,270,336	-	1,740	-	1,021,679	n/a	12,293,755	-	12,293,755	-
Members' capital at December 31, 2010	$63,839,812	50,277.92	$10,310	8.12	$8,236,721	n/a	$72,086,843	50,286.04	$72,086,843	50,286.04

Net asset value per unit at January 1, 2010	$1,136.609		$1,136.609
Change in net asset value per unit	133.130		133.130
Net asset value per unit at December 31, 2010	1,269.739		1,269.739

	Effect of Change
	AlphaMetrix Managed Futures LLC (Aspect Series)								AlphaMetrix Managed
	Members		Sponsor		Noncontrolling interest		Total		Futures LLC Total
	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units
Members capital at January 1, 2010	$-	-	$-	-	$(1,896,908)	n/a	$(1,896,908)	-	$(1,896,908)	-
Members' subscriptions	-	-	-	-	-	n/a	-	-	-	-
Members' redemptions	-	-	-	-	-	n/a	-	-	-	-
Noncontrolling interest	-	-	-	-	(5,327,752)	n/a	(5,327,752)	-	(5,327,752)	-
Net investment income/(loss)	-	-	-	-	9,618	n/a	9,618	-	9,618	-
Net realized and unrealized gain/(loss)								-		-
allocated from AlphaMetrix								-		-
Aspect Fund - MT0001	-	-	-	-	(1,021,679)	n/a	(1,021,679)	-	(1,021,679)	-
Members' capital at December 31, 2010	$-	-	$-	-	$(8,236,721)	n/a	$(8,236,721)	-	$(8,236,721)	-

Net asset value per unit at January 1, 2010	$-		$-
Change in net asset value per unit	-		-
Net asset value per unit at December 31, 2010	-		-

(2)	Summary of Significant Accounting Policies

The accounting records for the Platform and Series are maintained in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Following is a summary of significant accounting policies consistently followed in the preparation of the financial statements. The Platform includes the accounts of the Aspect Series.

Investment

The Series invests substantially all of its assets in the Master Fund. The Series’ investment in the Master Fund is carried at fair value and represents the Series’ pro rata interest in the net assets of the Master Fund as of the close of business on the relevant valuation date. The Master Fund’s assets are carried at fair value. At each valuation date, the Master Fund’s income, expenses, net realized gain/(loss) and net increase/(decrease) in unrealized appreciation/(depreciation) are allocated to the Series based on the Series’ pro rata interest in the net assets of the Master Fund, and recorded in the Series’ Statements of Operations. The Master Fund provides the Series with daily estimated net asset valuations. The financial statements of the Master Fund are attached to this report and should be read in conjunction with the Series’ financial statements.

Receivable from the Master Fund

Represents amounts due from the Master Fund for redemptions effective December 31, 2010 and 2009 but paid subsequent to year end.

Cash

Cash is maintained in the custody of commercial banks.

Prepaid assets

Prepaid asset represents insurance contracts that are maintained by the Series. Premiums paid are capitalized and expensed over the term of the contract.

Subscriptions received in advance

Subscriptions received in advance are subscriptions for shares effective subsequent to year end.

Redemptions payable

Redemptions payable are share redemptions effective December 31, 2010 and 2009 but paid subsequent to year end.

Income Taxes

The Platform follows the provisions of FASB ASC Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. As of December 31, 2010 and 2009, no liability was recognized in connection with ASC 740. The Platform is subject to income tax examinations by tax authorities for all tax years since their respective inception date.

No provision has been made in the accompanying financial statements for U.S. federal or state income taxes. As the Series is a partnership for tax purposes, the Series’ Members are individually responsible for reporting income or loss based on such Investor’s share of the Series’ income and expenses as reported for income tax purposes.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interest Income/Expense

Interest income and expense is recognized on an accrual basis. Interest income or expense may include (1) the allocation from the Master Fund of the Master Fund’s interest income/expense from its broker, or (2) interest income from the Series’ bank account.

Fair Value Measurement and Disclosure

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

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

Level 3 — Values for investments categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor or custodian in the absence of readily ascertainable market values.

The Series invests its assets in the Master Fund. The classification of the Master Fund’s investments in accordance with ASC 820 is discussed in the notes to the financial statements of the Master Fund.

Derivative Instruments

FASB ASC 815, Derivatives and Hedging (“ASC 815”) requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. The Series invests substantially all of its assets in its Master Fund which engages in the speculative trading of U.S. and foreign futures contracts, options on futures contracts, and forward currency contracts (collectively “derivatives”). The disclosures required by ASC 815 for the Master Fund are discussed in the notes to the financial statements of the Master Fund. The Series does not directly trade derivatives.

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

Completed Subscription Agreements relative to each series must be received by the appropriate Selling Agent no later than seven calendar days prior to the first day of any month in which a Member intends to invest. Members are initially issued units at $1,000 per unit as of the date of the commencement of operations and at the current Net Asset Value (“NAV”) for all dates thereafter.

Existing Members may make an additional investment by completing, and submitting to the Selling Agents, a short-form Subscription Agreement, as provided by the Sponsor.

The Sponsor, in its sole discretion and for any reason, may decline to accept the subscription of any prospective Member.

Redemptions

Units may be redeemed as of the end of any calendar month (each, a “Redemption Date”) at the Net Asset Value per Unit at such Redemption Date. Redemption requests must be received by the 15th day of the calendar month of such Redemption Date or the following business day if the 15th is not a business day. The Sponsor may permit redemptions at other times and on shorter notice.

The Net Asset Value of redeemed Units is determined as of the Redemption Date for purposes of determining the redemption proceeds due to Members. Members will remain subject to fluctuations in such Net Asset Value during the period between submission of their redemption requests and the applicable Redemption Date. The Net Asset Value of Units on the designated Redemption Date may differ materially from the Net Asset Value of such Units as of the date on which an irrevocable redemption request must be submitted.

When Units are redeemed (or exchanged), any accrued fees (including performance fees) and expenses reduce the redemption proceeds paid to members.

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

(3)           Related Party Transactions

Each Member or Member-related account is subject to an upfront, waivable placement fee of 0%-2% of the subscription price of the Units, which will be paid once by the relevant Member (not by the Series or by the Sponsor) on each of such Member’s subscriptions to the Series to UBS Financial Services Inc. (“UBS FS”), an affiliate of the Clearing Broker and former sponsor (see Note 1). The placement fee payable on such initial subscription is deducted from the subscription amount by UBS FS. Upfront placement fees of $46,342 and $146,430 for the years ended December 31, 2010 and 2009, respectively, were deducted from proceeds received from the Members.

Members are subject to an ongoing sales commission paid to UBS FS (prior to October 1, 2009) and Credit Suisse Securities LLC (subsequent to October 1, 2009), equal to 2% per annum of the month-end net asset value for all other purposes (see below). The Series incurred sales commissions of $1,244,966 and $1,240,937 for the years ended December 31, 2010 and 2009, respectively, and accrued $112,192 and $103,466 owed to UBS FS and Credit Suisse Securities at December 31, 2010 and 2009, respectively. UBS FS or Credit Suisse Securities LLC, in consultation with the Sponsor, may waive or reduce the sales commission for certain Members without entitling any other Member to such waiver or reduction. Additionally, effective January 1, 2008, 0.50% of the 2.0% management fee is shared by the Trading Advisor with UBS FS (refer to Note (4) for further details on the management fee).

The Sponsor received a monthly sponsor fee of 0.02083 of 1% (a 0.25% annual rate) of the Series’ month-end net asset value for all other purposes, including interest income, of a Member’s investment in the Series for such month up until September 30, 2009 (see below). Starting October 1, 2009, the sponsor receives a monthly sponsor fee of 0.04166 of 1% (a 0.50% annual rate) of the Series’ month-end net asset value for all other purposes, including interest income, of a Member’s investment in the Series for such month. The Sponsor reserves the right to waive or reduce the fee at its sole discretion. The Series incurred Sponsor’s fees of $311,241 and $194,773 for the years ended December 31, 2010 and 2009, respectively, and accrued $28,048 and $25,866 owed to the Sponsor at December 31, 2010 and 2009, respectively.

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

The net asset value and net asset value per Unit are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting
Price at Commencement*				1,000.000	1,000.000
March 31, 2007	7,805,411	7,479,686	7,760.62	1,005.772	963.801
June 30, 2007	13,409,546	13,100,248	11,988.08	1,118.573	1,092.773
September 30, 2007	18,932,687	18,639,817	18,241.85	1,037.871	1,021.816
December 31, 2007	16,034,264	15,757,821	14,700.02	1,090.765	1,071.959
March 31, 2008	20,507,363	20,247,348	17,025.49	1,204.509	1,189.237
June 30, 2008	50,168,558	49,924,971	40,063.82	1,252.216	1,246.136
September 30, 2008	59,013,279	58,786,119	52,463.77	1,124.839	1,120.509
December 31, 2008	71,216,262	71,005,529	53,002.45	1,343.641	1,339.665
March 31, 2009	66,062,490	65,868,185	50,663.64	1,303.950	1,300.108
June 30, 2009	48,597,098	48,419,221	43,344.52	1,121.182	1,117.074
September 30, 2009	65,446,804	65,285,354	55,797.55	1,172.933	1,170.040
December 31, 2009	59,653,082	59,508,061	52,355.78	1,139.379	1,136.609
March 31, 2010	61,712,630	61,584,036	52,710.17	1,170.792	1,168.352
June 30, 2010	58,685,934	58,573,769	50,598.99	1,159.824	1,157.607
September 30, 2010	62,864,771	62,769,032	51,344.51	1,224.372	1,222.507
December 31, 2010	63,929,433	63,850,122	50,286.04	1,271.316	1,269.739

Total return after performance fee, from the commencement of operations through the period ended December 31, 2010.
				27.13%	26.97%
* Commencement of operations of the Series was March 16, 2007.

(4)           Advisory Agreement

The Series will pay its own operating costs plus its proportionate share of the Master Fund’s expenses, including, without limitation: ongoing offering expenses; trading costs (including execution and clearing brokerage commissions); forward and other over the counter trading spreads; administrative, transfer, exchange and redemption processing, legal, regulatory, reporting, filing, tax, audit, escrow, accounting and printing fees and expenses, as well as extraordinary expenses. Such operating costs are allocated pro rata among the Units based on their respective net asset values for all other purposes. These expenses are paid in addition to the other expenses described below.

The Sponsor has retained outside service providers to supply certain services, including, without limitation, tax reporting, accounting and escrow services. Operating costs include the Series’ allocable share of the fees and expenses of such outside service providers.

Under signed agreement, the Trading Advisor for the Series receives a monthly management fee at the rate of 0.167% (a 2% annual rate) of the Series’ month-end net asset value for all other purposes (see Note 3) calculated before reduction for any management fees, performance fees, Sponsor’s fees, sales commission or extraordinary fees accrued (including performance fees accrued in a prior month) as of such month-end and before giving effect to any capital contributions made as of the beginning of the month immediately following such month-end and before any distributions or redemptions accrued during or as of such month-end, but after all expenses as of such month-end. The Series incurred management fees of $1,248,622 and $1,243,076 for the years ended December 31, 2010 and 2009, respectively, and accrued $0 owed to the Trading Advisor at December 31, 2010 and 2009, respectively.

Also, under signed agreement the Aspect Series pays to the Series’ Trading Advisor a quarterly performance fee equal to 20% of the new net trading profits, if any, of the Series calculated before deducting the administrative fee, the Sponsor’s fee and sales commission but after deducting the management fee. The Series incurred performance fees of $943,239 and $10,840 during the years ended December 31, 2010 and 2009, respectively, and accrued $0 owed to the Trading Advisor at December 31, 2010 and 2009, respectively.

As the management and incentive fees are paid out of the Master Fund, via a redemption by the Series from the Master Fund, the amounts of Management and Incentive Fees owed to the Trading Advisor as of December 31, 2010 are reflected on the Master Fund’s Statement of Financial Condition as Payable to Trading Advisor.

(5)           Financial Instruments with Off-balance sheet and Concentration of Credit Risk

At December 31, 2010 and 2009, the Series did not have direct commitments to buy or sell financial instruments, including derivative instruments. The Series has indirect commitments that arise through the positions held by the Master Fund in which the Series invests. However, as an investor in a Master Fund, the Series’ risk at December 31, 2010 and 2009, is limited to the fair value of its investment in and receivable from the Master Fund.

(6)           Administration

Spectrum US served as Administrator for the Platform and Series through December 9, 2010. AlphaMetrix360 served as the administrator subsequent to December 9, 2010. The Administrator is responsible for certain clerical and administrative functions of the Platform and Series, including acting as registrar and transfer agent, calculation of the net asset value (“NAV”) based on valuations provided by the Trading Advisor and the Sponsor (although the Sponsor is ultimately responsible for determining the NAV).

AlphaMetrix360, LLC (“AlphaMetrix360”), an affiliate of the Sponsor, acquired the assets of Spectrum Global Fund Services, LLC (“Spectrum US”) as of December 9, 2010. The Sponsor has hired AlphaMetrix360 to provide administration services for the Platform and Series.

(7)           Financial Highlights

The following financial highlights show the Series’ financial performance for the years ended December 31, 2010 and 2009. All performance returns noted are calculated based on the net asset value per Unit for financial reporting, with organizational costs incurred prior to issuance of Units being expensed at the commencement of the operations of the Series. Total return is calculated as the change in a theoretical Member’s investment over the entire year - a percentage change in the Member’s capital value for the year. Total return is calculated based on the aggregate return of the Series taken as a whole. The net investment loss and total expenses ratios are computed based upon the weighted average net assets for the years ended December 31, 2010 and 2009. Weighted average net assets include the performance fee and are computed using month-end net assets. Net investment loss and expenses include the Series’ proportionate share of the Master Fund’s investment income (loss) and expenses, respectively. An individual Member’s total return and ratios may vary from those below based on the timing of capital transactions.

	Year Ended	Year Ended
	December 31, 2010	December 31, 2009
Members’ capital per Unit at beginning of the year	$1,136.61	$1,339.67

Per unit data (for a Unit outstanding throughout the year):
Net investment loss	(82.76)	(70.61)
Net realized and unrealized gain/(loss) on investments	215.89	(132.45)
Total from investment operations	133.13	(203.06)

Members’ capital per Unit at end of the year	$1,269.74	$1,136.61

Total return:
Total return before performance fee	13.32%	(15.14)%
Performance fee	(1.61)%	(0.02)%
Total return after performance fee	11.71%	(15.16)%

Ratios to average Members’ capital
Net investment loss	(6.98)%	(5.80)%

Expenses:
Expenses	5.46%	5.80%
Performance fee	1.54%	0.02%
Total expenses	7.00%	5.82%

(8)           Subsequent Events

In accordance with FASB ASC 855, Subsequent Events, management has evaluated all subsequent events requiring recognition and disclosure in the financial statements through the date the financial statements were issued. Management has determined that except for the matters discussed in the following paragraphs, there are no material events that would require recognition or disclosure in the financial statements.

Member subscriptions received totaled $8,787,217. Member redemptions paid totaled $2,421,982. These amounts are exclusive of amounts accrued at December 31, 2010.

AlphaMetrix360 indirectly acquired the shares of Spectrum Global Fund Administration (Cayman) (“Spectrum Cayman”), on January 7, 2011, after receiving approval from the Cayman Islands Monetary Authority. Spectrum Cayman changed its name to AlphaMetrix360 (Cayman) on January 12, 2011, and subsequently to AlphaMetrix360 (Cayman) Ltd. on February 8, 2011. AlphaMetrix has hired AlphaMetrix360 and AlphaMetrix360 Ltd. to provide administration services for the Platform and Master Fund.