Form 10-K, Exhibit 13
period 2011-12-31
AlphaMetrix Managed Futures LLC
filed 2012-03-30
CIK 1373179

Exhibit 13.01

ALPHAMETRIX MANAGED FUTURES LLC
(A Limited Liability Company)

Financial Statements as of December 31, 2011 and 2010
and for each of the two years ended December 31, 2011 and 2010, and Report of Independent Registered Public Accounting Firm

AFFIRMATION OF ALPHAMETRIX, LLC.

In compliance with the Commodity Futures Trading Commission’s regulations, I hereby affirm that to the best of my knowledge and belief, the information contained in the statements of financial condition of AlphaMetrix Managed Futures LLC as of December 31, 2011 and 2010, and the related statements of operations and changes in members’ capital for each of the two years ended December 31, 2011, are accurate and complete.

/s/ Aleks Kins

Aleks Kins
President and Chief Executive Officer
AlphaMetrix, LLC.
Manager of AlphaMetrix Managed Futures LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of AlphaMetrix Managed Futures LLC:

We have audited the accompanying statements of financial condition of AlphaMetrix Managed Futures LLC, comprised of AlphaMetrix Managed Futures LLC (Aspect Series) (“Aspect Series”), (a series of a Delaware Series Limited Liability Company) (collectively the “Platform”) as of December 31, 2011 and 2010, and the related statements of operations and changes in members’ capital for the years then ended. These financial statements are the responsibility of the Platform’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of the Platform at December 31, 2011 and 2010, and the results of its operations and the changes in its members’ capital for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 30, 2012

ALPHAMETRIX MANAGED FUTURES LLC
Statements of Financial Condition

	AlphaMetrix Managed Futures LLC (Aspect Series) December 31, 2011	AlphaMetrix Managed Futures LLC December 31, 2011	AlphaMetrix Managed Futures LLC (Aspect Series) December 31, 2010	AlphaMetrix Managed Futures LLC December 31, 2010

ASSETS
Investment in AlphaMetrix Aspect Fund - MT0001, at fair value	69,103,283	69,103,283	59,446,550	59,446,550
Cash at bank	14,093,440	14,093,440	9,455,470	9,455,470
Prepaid assets	—	—	4,271	4,271

Total Assets	$83,196,723	$83,196,723	$68,906,291	$68,906,291

LIABILITIES
REDEMPTIONS PAYABLE	151,345	151,345	3,245,432	3,245,432
SUBSCRIPTIONS RECEIVED IN ADVANCE	2,558,453	2,558,453	1,427,344	1,427,344
PAYABLES:
Accrued sales commission	134,044	134,044	112,192	112,192
Accrued sponsor’s fee	11,402	11,402	28,048	28,048
Accrued operating costs	247,811	247,811	243,153	243,153

Total Liabilities	3,103,055	3,103,055	5,056,169	5,056,169

MEMBERS’ CAPITAL
Members (61,654.52 and 50,277.92 units outstanding at December 31, 2011 and December 31, 2010, respectively, unlimited units authorized)	80,083,121	80,083,121	63,839,812	63,839,812
Sponsor (8.12 units outstanding at December 31, 2011 and December 31, 2010, respectively, unlimited units authorized)	10,547	10,547	10,310	10,310

Total Members’ Capital	80,093,668	80,093,668	63,850,122	63,850,122

Total Liabilities and Members’ Capital	83,196,723	83,196,723	68,906,291	68,906,291

See notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC
Statements of Operations
For the years ended December 31, 2011 and 2010

	AlphaMetrix Managed Futures LLC (Aspect Series) 2011	AlphaMetrix Managed Futures LLC 2011	AlphaMetrix Managed Futures LLC (Aspect Series) 2010	AlphaMetrix Managed Futures LLC 2010

NET INVESTMENT INCOME/(LOSS) ALLOCATED FROM ALPHAMETRIX ASPECT FUND - MT0001:
Interest income	$26,040	$26,040	$200	$200
Trading costs	(102,436)	(102,436)	(104,235)	(104,235)
Interest expense	(45,617)	(45,617)	(17,876)	(17,876)
Bank fees	(103)	(103)	(277)	(277)

Net investment income/(loss) allocated from AlphaMetrix Aspect Fund - MT0001	(122,116)	(122,116)	(122,188)	(122,188)

SERIES NET INVESTMENT INCOME/(LOSS):
Interest income	—	—	9,374	9,374
Operating expenses	(424,135)	(424,135)	(409,142)	(409,142)
Management fee	(1,475,678)	(1,475,678)	(1,248,622)	(1,248,622)
Performance fee	(1,151,168)	(1,151,168)	(943,239)	(943,239)
Sales commissions	(1,471,300)	(1,471,300)	(1,244,966)	(1,244,966)
Sponsor fee	(367,825)	(367,825)	(311,241)	(311,241)

Net investment income/(loss)	(4,890,106)	(4,890,106)	(4,147,836)	(4,147,836)

Total net investment income/(loss)	(5,012,222)	(5,012,222)	(4,270,024)	(4,270,024)

REALIZED AND UNREALIZED GAIN (LOSS) ALLOCATED FROM ALPHAMETRIX ASPECT FUND - MT0001
Net realized gain/(loss)	8,257,867	8,257,867	7,634,806	7,634,806
Net increase/(decrease) in unrealized appreciation/(depreciation)	(1,432,173)	(1,432,173)	3,637,270	3,637,270

Total realized and unrealized gain/(loss) allocated from AlphaMetrix Aspect Fund - MT0001	6,825,694	6,825,694	11,272,076	11,272,076

Net increase/(decrease) in net assets resulting from operations	$1,813,472	$1,813,472	$7,002,052	$7,002,052

Weighted average number of units outstanding	56,210	56,210	51,595	51,595

Net income/(loss) per weighted average unit	$32.26	$32.26	$135.71	$135.71

See notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC
Statements of Changes in Members’ Capital
For the years ended December 31, 2011 and 2010

For the year ended December 31, 2011	AlphaMetrix Managed Futures LLC (Aspect Series)						AlphaMetrix Managed Futures LLC Total

	Members		Sponsor		Total

	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Members’ capital at January 1, 2011	$63,839,812	50,277.92	$10,310	8.12	$63,850,122	50,286.04	$63,850,122	50,286.04
Members’ subscriptions	24,390,322	19,173.21	—	—	24,390,322	19,173.21	24,390,322	19,173.21
Members’ redemptions	(9,960,248)	(7,796.61)	—	—	(9,960,248)	(7,796.61)	(9,960,248)	(7,796.61)
Net investment income/(loss)	(5,011,512)	—	(710)	—	(5,012,222)	—	(5,012,222)	—
Net realized and unrealized gain/(loss) allocated from AlphaMetrix Aspect Fund - MT0001	6,824,747	—	947	—	6,825,694	—	6,825,694	—

Members’ capital at December 31, 2011	$80,083,121	61,654.52	$10,547	8.12	$80,093,668	61,662.64	$80,093,668	61,662.64

Net asset value per unit at January 1, 2011	$1,269.739		$1,269.739
Change in net asset value per unit	29.162		29.162

Net asset value per unit at December 31, 2011	$1,298.901		$1,298.901

For the year ended December 31, 2010	AlphaMetrix Managed Futures LLC (Aspect Series)						AlphaMetrix Managed Futures LLC Total

	Members		Sponsor		Total

	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Members’ capital at January 1, 2010	$59,498,830	52,347.66	$9,231	8.12	$59,508,061	52,355.78	$59,508,061	52,355.78
Members’ subscriptions	7,871,893	6,672.11	—	—	7,871,893	6,672.11	7,871,893	6,672.11
Members’ redemptions	(10,531,884)	(8,741.85)	—	—	(10,531,884)	(8,741.85)	(10,531,884)	(8,741.85)
Net investment income/(loss)	(4,269,363)	—	(661)	—	(4,270,024)	—	(4,270,024)	—
Net realized and unrealized gain/(loss) allocated from AlphaMetrix Aspect Fund - MT0001	11,270,336	—	1,740	—	11,272,076	—	11,272,076	—

Members’ capital at December 31, 2010	$63,839,812	50,277.92	$10,310	8.12	$63,850,122	50,286.04	$63,850,122	50,286.04

Net asset value per unit at January 1, 2010	$1,136.609		$1,136.609
Change in net asset value per unit	133.130		133.130

Net asset value per unit at December 31, 2010	$1,269.739		$1,269.739

See notes to financial statements.

ALPHAMETRIX MANAGED FUTURES LLC

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

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

The Aspect Series invested substantially all of its assets in AlphaMetrix Managed Futures (Aspect) LLC, previously UBS Managed Futures (Aspect) LLC (the “Trading Fund”). The Trading Fund then invested a substantial portion of its assets in AlphaMetrix Aspect Fund – MT0001 (the “Master Fund”) which is advised by Aspect Capital Limited (the “Trading Advisor”). On August 30, 2009, the Trading Fund ceased operations and as of September 1, 2009, the Aspect Series invested directly into the Master Fund. As of December 1, 2009, another fund operated by the Sponsor invested in the Master Fund. Prior to December 31, 2010 the Aspect Series and the Master Fund were consolidated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Subsequent to December 31, 2010, the Aspect Series and Master Fund are not consolidated.

The Master Fund engages in the speculative trading of U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. Until October 1, 2009, UBS Securities LLC was the Series’ futures clearing broker (the “Clearing Broker”) and until October 13, 2009, UBS AG was the foreign exchange clearing broker of the Master Fund. On and after October 1, 2009 for general futures clearing brokerage, excluding foreign currency, and on and after October 13, 2009 including foreign currency, Credit Suisse Securities (USA) LLC acts as the Master Fund’s clearing broker (the “Clearing Broker”). The Sponsor, over time, intends to offer investors a selection of different trading advisors, each managing a different segregated series of the Platform. There can be no assurance, however, that any series other than the Series will be offered or that the Series will continue to be offered. The Series was organized on October 26, 2006 and commenced trading on March 16, 2007. The Series filed a Form 10, under the Securities Exchange Act of 1934, as amended, with the SEC to register the units of limited liability company interest (“Units”), which registration became effective October 17, 2006.

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

Change in Accounting Principle

Prior to December 31, 2010, the Aspect Series consolidated the Master Fund for financial reporting purposes. During the fourth quarter of 2010, the Sponsor concluded that a change in accounting principle was appropriate. Pursuant to this change, the Aspect Series no longer consolidates non-wholly owned Master Funds over which it has a controlling financial interest. Rather, Aspect Series applies investment company master-feeder financial statement presentation, as described in FASB ASC 946, Financial Services – Investment Companies (“ASC 946”), to its interest in the Master Fund, the only non-wholly owned Master Fund over which it has a controlling financial interest.

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

Investment

The Series invests substantially all of its assets in the Master Fund. The Series’ investment in the Master Fund is carried at fair value and represents the Series’ pro rata interest in the net assets of the Master Fund as of the close of business on the relevant valuation date. At December 31, 2011 and 2010, the Series’ investment in the Master Fund was $69,103,283 and $59,446,550, approximately 87.07% and 87.83% of the Master Fund’s net assets. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946 Financial Services – Investment Companies, the Series and the Master Fund are not consolidated. The Master Fund’s assets are carried at fair value. At each valuation date, the Master Fund’s income, expenses, net realized gain/(loss) and net increase /(decrease) in unrealized appreciation/(depreciation) are allocated to the Series based on the Series’ pro rata interest in the net assets of the Master Fund, and recorded in the Series’ Statements of Operations. The Master Fund provides the Series with daily estimated net asset valuations. The financial statements of the Master Fund are attached to this report and should be read in conjunction with the Series’ financial statements.

Basis of Presentation

Pursuant to rules and regulations of the SEC, financial statements are presented for the Platform as a whole and for the Aspect Series. The accompanying financial statements and notes thereto include financial statements and footnote totals for the Platform as a whole. For the avoidance of doubt, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular segregated Series shall be enforceable only against the assets of such series and not against the assets of the Platform generally or any other segregated series. Accordingly, the assets of one segregated series of the Platform include only those funds and other assets that are paid to, held by or distributed to the Platform on account of and for the benefit of that Series, including, without limitation, funds delivered to the Platform for the purchase of Units in that segregated series. As of December 31, 2011 and 2010, the Aspect Series exists as the only segregated series on the Platform.

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

Receivable from the Master Fund

Represents amounts due from the Master Fund for redemptions effective December 31, 2011 and 2010 but paid subsequent to year end. There were no amounts receivable from the Master Fund at December 31, 2011 and 2010.

Cash

Cash is maintained in the custody of commercial banks and includes cash received related to subscriptions received in advance.

Prepaid assets

Prepaid asset represents insurance contracts that are maintained by the Series. Premiums paid are capitalized and expensed over the term of the contract.

Subscriptions received in advance

Subscriptions received in advance are subscriptions for shares effective subsequent to year end.

Redemptions payable

Redemptions payable are share redemptions effective December 31, 2011 and 2010 but paid subsequent to year end.

Income Taxes

The Platform follows the provisions of FASB ASC Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. As of December 31, 2011 and 2010, no liability was recognized in connection with ASC 740. The Platform is subject to income tax examinations by tax authorities for all tax years since their respective inception date.

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

Level 3 — Values for investments categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor in the absence of readily ascertainable fair values.

The Series invests its assets in the Master Fund. The classification of the Master Fund’s investments in accordance with ASC 820 is discussed in the notes to the attached financial statements of the Master Fund.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU requires the following disclosures about fair value measurements of assets and liabilities classified as Level 3 within the fair value hierarchy: the valuation process used by the reporting entity, quantitative information about the unobservable inputs used in a fair value measurement, and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. The ASU also requires disclosure about any transfers between Level 1 and Level 2. The disclosures are effective for fiscal years beginning after December 15, 2011. The Sponsor has determined that the adoption of ASU No. 2011-04 has no impact upon the financial statements.

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

(3)     Related Party Transactions

Each Member or Member-related account is subject to an upfront, waivable placement fee of 0%-2% of the subscription price of the Units, which will be paid once by the relevant Member (not by the Platform or by the Aspect Series) on each of such Member’s subscriptions to the Series to UBS Financial Services Inc. (“UBS FS”), an affiliate of the former sponsor (see Note 1). The placement fee payable on such initial subscription is deducted from the subscription amount by UBS FS. Upfront placement fees of $178,638 and $46,342 for the years ended December 31, 2011 and 2010, respectively, were deducted from proceeds received from the Members.

Members are subject to an ongoing sales commission paid to UBS FS or Credit Suisse Securities LLC equal to 2% per annum of the month-end net asset value for all other purposes (see below). The Series incurred sales commissions of $1,471,300 and $1,244,966 for the years ended December 31, 2011 and 2010, respectively, and accrued $134,044 and $112,192 owed to Credit Suisse Securities at December 31, 2011 and 2010, respectively. UBS FS or Credit Suisse Securities LLC, in consultation with the Sponsor, may waive or reduce the sales commission for certain Members without entitling any other Member to such waiver or reduction. Additionally, effective January 1, 2008, 0.50% of the 2.0% management fee is shared by the Trading Advisor with UBS FS (refer to Note (4) for further details on the management fee).

The Sponsor receives a monthly sponsor fee of 0.04167 of 1% (a 0.50% annual rate) of the Series’ month-end net asset value for all other purposes, including interest income after deducting the management fee and accrued performance fee, if any, of a Member’s investment in the Series for such month. The Sponsor reserves the right to waive or reduce the fee at its sole discretion. The Series incurred Sponsor’s fees of $367,825 and $311,241 for the years ended December 31, 2011 and 2010, respectively, and accrued $11,402 and $28,048 owed to the Sponsor at December 31, 2011 and 2010, respectively.

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

The net asset value and net asset value per Unit are as follows:

	Net Asset Value			Net Asset Value per Unit

	All Other Purposes	Financial Reporting	Number of Units	All Other Purposes	Financial Reporting

Price at Commencement*				1,000.000	1,000.000
March 31, 2007	7,805,411	7,479,686	7,760.62	1,005.772	963.801
June 30, 2007	13,409,546	13,100,248	11,988.08	1,118.573	1,092.773
September 30, 2007	18,932,687	18,639,817	18,241.85	1,037.871	1,021.816
December 31, 2007	16,034,264	15,757,821	14,700.02	1,090.765	1,071.959
March 31, 2008	20,507,363	20,247,348	17,025.49	1,204.509	1,189.237
June 30, 2008	50,168,558	49,924,971	40,063.82	1,252.216	1,246.136
September 30, 2008	59,013,279	58,786,119	52,463.77	1,124.839	1,120.509
December 31, 2008	71,216,262	71,005,529	53,002.45	1,343.641	1,339.665
March 31, 2009	66,062,490	65,868,185	50,663.64	1,303.950	1,300.108
June 30, 2009	48,597,098	48,419,221	43,344.52	1,121.182	1,117.074
September 30, 2009	65,446,804	65,285,354	55,797.55	1,172.933	1,170.040
December 31, 2009	59,653,082	59,508,061	52,355.78	1,139.379	1,136.609
March 31, 2010	61,712,630	61,584,036	52,710.17	1,170.792	1,168.352
June 30, 2010	58,685,934	58,573,769	50,598.99	1,159.824	1,157.607
September 30, 2010	62,864,771	62,769,032	51,344.51	1,224.372	1,222.507
December 31, 2010	63,929,433	63,850,122	50,286.04	1,271.316	1,269.739
March 31, 2011	69,735,670	69,672,788	55,107.50	1,265.448	1,264.307
June 30, 2011	70,137,681	70,091,226	57,603.59	1,217.592	1,216.786
September 30, 2011	75,178,811	75,148,782	56,985.40	1,319.265	1,318.738
December 31, 2011	80,107,270	80,093,668	61,662.64	1,299.122	1,298.901

Total return after performance fee, from the commencement of operations through the period ended December 31, 2011.				29.91%	29.89%

* Commencement of operations of the Series was March 16, 2007.

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

Prior to December 9, 2010, Spectrum US received a monthly administration fee as to be determined by the Sponsor and the Administrator up to 0.0067 of 1% of the Series’ net asset value for all other purposes as of the beginning of each month (a 0.08% annual rate), subject to a monthly minimum of $2,000. As of December 10, 2010, AlphaMetrix360 (the “Administrator”) receives a monthly administration fee as to be determined by the Sponsor and the Administrator up to 0.0142 of 1% of the Series’ net asset value for all other purposes as of the beginning of each month (a 0.17% annual rate), subject to a monthly minimum of $3,300.

Under signed agreement, the Trading Advisor for the Series receives a monthly management fee at the rate of 0.167% (a 2% annual rate) of the Series’ month-end net asset value for all other purposes (see Note 3) calculated before reduction for any management fees, performance fees, Sponsor’s fees, sales commission or extraordinary fees accrued (including performance fees accrued in a prior month) as of such month-end and before giving effect to any capital contributions made as of the beginning of the month immediately following such month-end and before any distributions or redemptions accrued during or as of such month-end, but after all expenses as of such month-end. The Series incurred management fees of $1,475,678 and $1,248,622 for the years ended December 31, 2011 and 2010, respectively, and accrued $0 owed to the Trading Advisor at December 31, 2011 and 2010.

Also, under signed agreement the Aspect Series pays to the Series’ Trading Advisor a quarterly performance fee equal to 20% of the new net trading profits as defined by the excess, if any, of the cumulative level of Net Trading Profits attributable to the Series at the end of such quarter over the highest level of cumulative Net Trading Profits as of the end of any preceding quarter (the “High Water Mark”), of the Series calculated before deducting the administrative fee, the Sponsor’s fee and sales commission but after deducting the management fee. The Series incurred performance fees of $1,151,168 and $943,239 during the years ended December 31, 2011 and 2010, respectively, and accrued $0 owed to the Trading Advisor at December 31, 2011 and 2010, respectively.

As the management and incentive fees are paid out of the Master Fund, via a redemption by the Series from the Master, the amounts of Management and Incentive Fees owed to the Trading Advisor as of December 31, 2011 and 2010 are reflected on the Master Fund’s Statement of Financial Condition as Payable to Trading Advisor.

(5)     Financial Instruments with Off-balance sheet and Concentration of Credit Risk

At December 31, 2011 and 2010, the Series did not have direct commitments to buy or sell financial instruments, including derivative instruments. The Series has indirect commitments that arise through the positions held by the Master Fund in which the Series invests. However, as an investor in a Master Fund, the Series’ risk at December 31, 2011 and 2010 is limited to the fair value of its investment in the Master Fund.

(6)     Administration

Spectrum US served as Administrator for the Platform and Series through December 9, 2010. AlphaMetrix360 served as the administrator subsequent to December 9, 2010. The Administrator is responsible for certain clerical and administrative functions of the Platform and Series, including acting as registrar and transfer agent, calculation of the NAV based on valuations provided by the Trading Advisor and the Sponsor (although the Sponsor is ultimately responsible for determining the NAV).

(7)     NAV Verification Agent

Beginning in November 2011, Custom House Fund Services (Chicago) LLC (“Custom House”), was retained by the Platform to serve as the NAV Verification Agent and provide net asset value verifications for the Master Fund and the Series pursuant to a NAV Verification Agreement (the “Custom House Agreement”), entered into by Custom House, the Sponsor, the Platform and the Administrator. Under the Agreement, Custom House performs certain net asset value verification procedures and communicates the results of those procedures to each investor.

(8)     Financial Highlights

The following financial highlights show the Series’ financial performance for the years ended December 31, 2011 and 2010. All performance returns noted are calculated based on the net asset value per Unit for financial reporting, with organizational costs incurred prior to issuance of Units being expensed at the commencement of the operations of the Series. Total return is calculated as the change in a theoretical Member’s investment over the entire year - a percentage change in the Member’s capital value for the year. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•

Per unit operating performance is computed based upon the weighted-average net units for the years ended December 31, 2010 and 2011. Total return is calculated as the change in the net asset value per unit for the years ended December 31, 2011 and 2010.

•

The net investment loss and total expense ratios are computed based upon the weighted average net assets for the years ended December 31, 2011 and 2010. Net investment loss and expenses include the Series’ proportionate share of the Master Fund’s investment income (loss) and expenses, respectively.

An individual Member’s total return and ratios may vary from those below based on the timing of capital transactions.

	Year Ended December 31, 2011	Year Ended December 31, 2010

Members’ capital per Unit at beginning of the year	$1,269.74	$1,136.61

Per unit data (for a Unit outstanding throughout the year):
Net investment loss	(88.23)	(82.76)
Net realized and unrealized gain/(loss) on investments	117.39	215.89

Total from investment operations	29.16	133.13

Members’ capital per Unit at end of the year	$1,298.90	$1,269.74

Total return:
Total return before performance fee	3.89%	13.32%
Performance fee	(1.59)%	(1.61)%

Total return after performance fee	2.30%	11.71%

Ratios to average Members’ capital
Net investment loss	(6.90)%	(6.98)%

Expenses:
Expenses	5.35%	5.46%
Performance fee	1.58%	1.54%

Total expenses	6.93%	7.00%

(9)     Subsequent Events

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the financial statements through the date the financial statements were issued. The Sponsor has determined that there are no material events that would require recognition or disclosure in the financial statements.