Form 10-K, Exhibit 13
period 2011-12-31
AlphaMetrix Managed Futures LLC
filed 2012-03-30
CIK 1373179

Exhibit 13.02

AlphaMetrix Aspect Fund — MT0001
(A Cayman Islands Exempted Limited Liability Company)

Financial Statements as of and for the Years Ended December 31, 2011 and 2010, and Independent Auditor’s Report

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of
AlphaMetrix Aspect Fund – MT0001

We have audited the accompanying statements of financial condition of AlphaMetrix Aspect Fund – MT0001 (a Cayman Islands exempted limited liability company) (the “Master Fund”), including the condensed schedules of investments, as of December 31, 2011 and 2010, and the related statements of operations and changes in net assets for the years then ended (all expressed in United States dollars). These financial statements are the responsibility of the Master Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AlphaMetrix Aspect Fund – MT0001 as of December 31, 2011 and 2010, and the results of its operations and changes in its net assets for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 30, 2012

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION DECEMBER 31, 2011 and 2010 (Expressed in U.S. dollars)

	2011	2010

ASSETS
Equity in commodity trading account at clearing broker:
Cash	$72,220,727	$62,902,353
Investments, at fair value (representing unrealized appeciation on open contracts, net)	2,015,072	3,649,994
Cash at bank	5,289,957	2,107,698

Total Assets	$79,525,756	$68,660,045

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET ASSETS)
LIABILITIES:
Accrued expenses	$3,765	$1,854
Payable to trading advisor	154,218	974,920

Total Liabilities	157,983	976,774

SHAREHOLDERS’ EQUITY (NET ASSETS):	79,367,773	67,683,271

Total Liabilities and Shareholders’ Equity (Net Assets)	$79,525,756	$68,660,045

Net asset value per share
(66,028 and 62,478 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively; 4,999,802 shares authorized)	$1,202.03	$1,083.31

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS DECEMBER 31, 2011 (Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity (Net Assets)

Long contracts:
Domestic
Futures contracts
Agriculture	7	$2,530	—%
Currency	5	7,143	0.01
Indices	71	41,321	0.05
Interest	556	205,619	0.26
Metals	24	(300,495)	(0.38)
Energy	74	48,616	0.06
Foreign
Futures contracts
Indices	16	(2,126)	—
Interest	2,586	1,221,108	1.54
Metals	30	(67,243)	(0.08)

Total long contracts		1,156,473	1.46

Short contracts:
Domestic
Futures contracts
Agriculture	341	(124,316)	(0.16)
Currency	15	4,204	0.01
Energy	221	560,595	0.71
Indices	199	63,713	0.08
Interest	56	(4,263)	(0.01)
Foreign
Futures contracts
Agriculture	87	143,047	0.18
Indices	162	90,998	0.11
Interest	45	(1,731)	—
Metals	141	39,959	0.05

Total short contracts		772,206	0.97

Total futures contracts		1,928,679	2.43

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		(100,983)	(0.13)
Total forward currency contracts - short		187,376	0.24

Total forward currency contracts		86,393	0.11

Investments - at fair value		$2,015,072	2.54%

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS DECEMBER 31, 2010 (Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity

Long contracts:
Domestic
Futures contracts
Agriculture	326	$1,043,200	1.54%
Energy	167	334,546	0.49
Interest Rates	112	(39,769)	(0.05)
Metals	99	764,353	1.13
Indices	166	160,295	0.24
Currency	1	3,163	0.00
Foreign
Futures contracts
Agriculture	69	22,836	0.03
Indices	296	2,266	0.00
Interest Rates	632	40,829	0.06
Metals	71	412,506	0.61

Total long contracts		2,744,225	4.05

Short contracts:
Domestic
Futures contracts
Agriculture	7	(9,920)	(0.01)
Energy	49	(98,910)	(0.14)
Interest Rates	8	(7,406)	(0.01)
Foreign
Futures contracts
Indices	4	14,577	0.02
Interest Rates	220	(59,988)	(0.09)
Metals	15	(79,048)	(0.12)

Total short contracts		(240,695)	(0.35)

Total futures contracts		2,503,530	3.70

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		356,662	0.53
Total forward currency contracts - short		789,802	1.16

Total forward currency contracts		1,146,464	1.69

Investments - at fair value		$3,649,994	5.39%

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2011 and 2010 (Expressed in U.S. dollars)

	2011	2010

INVESTMENT INCOME:
Interest income	$29,909	$209

EXPENSES:
Trading costs	117,275	112,421
Interest expense	52,284	19,292
Bank fees	117	302

Total Expenses	169,676	132,015

NET INVESTMENT LOSS	(139,767)	(131,806)

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain/(loss) from:
Investments	9,522,345	8,392,837
Foreign currency transactions	(64,671)	(35,391)

	9,457,674	8,357,446

Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	(1,634,922)	3,937,313
Translation of assets and liabilities denominated in foreign currencies	(1,560)	(1,004)

	(1,636,482)	3,936,309

Net realized and unrealized gain/(loss) on investments and foreign currency	7,821,192	12,293,755

Net increase/(decrease) in net assets resulting from operations	$7,681,425	$12,161,949

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF CHANGES IN NET ASSETS FOR THE YEARS ENDED DECEMBER 31, 2011 and 2010 (Expressed in U.S. dollars)

	2011	2010

Changes in net assets from operations:
Net investment loss	$(139,767)	$(131,806)
Net realized gain/(loss) from investments and foreign currency transactions	9,457,674	8,357,446
Net increase/(decrease) in unrealized appreciation/(depreciation) on investments and translation of assets and liabilities denominated in foreign currencies	(1,636,482)	3,936,309

Net increase/(decrease) in net assets resulting from operations	7,681,425	12,161,949

Changes in net assets from capital transactions:
Proceeds from issuance of shares	7,008,450	6,265,600
Redemptions of shares	(3,005,373)	(9,259,044)

Net increase/(decrease) in net assets resulting from capital transactions	4,003,077	(2,993,444)

Increase/(decrease) in net assets	11,684,502	9,168,505

NET ASSETS — Beginning of Year	67,683,271	58,514,766

NET ASSETS — End of Year	$79,367,773	$67,683,271

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.	ORGANIZATION AND STRUCTURE

AlphaMetrix Aspect Fund — MT0001 (the “Master Fund”) was incorporated on November 1, 2008 in the Cayman Islands as an exempted company with limited liability. The Master Fund was created to serve as the trading entity managed by Aspect Capital Limited (the “Trading Advisor”) pursuant to its Aspect Diversified Program (the “Program”). The Program applies a fully systematic and broadly diversified global trading system, which deploys multiple trading strategies that seek to identify and exploit directional moves in market behavior of a broad range of global financial futures, commodity futures and over-the-counter (“OTC”) derivative contracts including (but not limited to) bonds, currencies, interest rates, equities, equity indices, debt securities and selected physical commodities. The Master Fund began trading November 3, 2008.

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

AlphaMetrix Managed Futures LLC is a Delaware series limited liability company (“LLC”) that currently has one series, the Aspect Series (“Public Feeder”) which is a public commodity pool. The Public Feeder was organized in October 2006, commenced operations in March 2007, and invests substantially all of its assets in the Master Fund. Neither the Master Fund nor the Public Feeder are registered under the Investment Company Act of 1940. In December 2009, the series of another newly organized Delaware series LLC, AlphaMetrix Managed Futures II LLC (the “Private Feeder”), began investing in the Master Fund. At December 31, 2011 and 2010, approximately 87% and 88%, respectively, of the Master Fund is owned by the Public Feeder and approximately 13% and 12%, respectively, is owned by the Private Feeder.

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

Cash — Cash held in the commodity trading account at clearing broker consists of either cash maintained in the custody of the broker, a portion of which is required margin for open positions, or amounts due to/from the broker for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing United States dollars (“USD”) commercial bank account. The Master Fund holds various currencies at the clearing broker, of which approximately $72,340,809 and $62,895,630 is held in USD and ($120,082) and $6,723 in foreign currencies as of December 31, 2011 and 2010. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD. A portion of this cash is restricted cash required to meet maintenance margin requirements. Cash with the clearing broker as of December 31, 2011 and 2010 included restricted cash for margin requirements of $10,298,501 and $7,329,193. This cash becomes unrestricted when the underlying positions to which it is applicable are liquidated.

Depending on the Program and Investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — The Master Fund may enter into futures and options on futures contracts. Upon entering into a futures contract, the Master Fund agrees to receive or deliver a fixed quantity of an underlying instrument or commodity for an agreed-upon price, while an option contract provides the option purchaser with the right, but not the obligation, to buy or sell a security or financial instrument at a predetermined exercise price during a defined period. Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts, agreements to exchange one currency for another at a future date and at a specified price, are recorded on the trade date. The difference between the original contract amount and fair value of the open forward contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward contracts is priced daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, foreign currency forward contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect at the close of business on the last business day of the reporting period or on the date of such transactions, respectively. Such fluctuations are included with the unrealized appreciation on open contracts, net. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statements of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates.

Trading Costs — Trading costs generally consist of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward contracts. Commissions are paid on each individual investment transaction.

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

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740”), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. For the years ended December 31, 2011 and 2010, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

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

Level 2 — Values for investments classified as Level 2 are based on quoted prices for similar investments in active or non-active markets for which all significant inputs are observable either directly or indirectly. Level 2 inputs may also include discounts related to restrictions on the investments.

Level 3 — Values for securities categorized as Level 3 are based on prices or valuation techniques that require inputs that are both significant to the fair value and unobservable, including valuations by the Sponsor in the absence of readily ascertainable fair values.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU requires the following disclosures about fair value measurements of assets and liabilities classified as Level 3 within the fair value hierarchy: the valuation process used by the reporting entity, quantitative information about the unobservable inputs used in a fair value measurement, and the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, if any. The ASU also requires disclosure about any transfers between Level 1 and Level 2. The disclosures are effective for fiscal years beginning after December 15, 2011. The Sponsor has determined that the adoption of ASU No. 2011-04 has no impact upon the Master Fund’s financial statements.

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

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and OTC derivative contracts can include futures contracts, option on futures contracts, forward contracts and option contracts whose values are based on an underlying reference such as interest rates, foreign currencies, credit standing of reference entities, equities or commodities. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no significant transfers between levels for the years ended December 31, 2011 and 2010.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

The following tables present the classification of derivatives, by type, into the above hierarchy levels as of December 31, 2011 and 2010. Presentation is gross – as an asset if in a gain position and a liability if in a loss position.

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at December 31, 2011	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Futures contracts
Energy	$634,611	$634,611	$—	$—
Metals	93,336	93,336	—	—
Interest Rates	1,594,655	1,594,655	—	—
Indices	229,592	229,592	—	—
Currency	13,706	13,706	—	—
Agriculture	351,958	351,958	—	—

Forward currency contracts	268,640	—	268,640	—

Total investment assets at fair value	3,186,498	2,917,858	268,640	—

Liabilities
Futures contracts
Energy	(25,400)	(25,400)	—	—
Metals	(421,115)	(421,115)	—	—
Interest Rates	(173,922)	(173,922)	—	—
Indices	(35,686)	(35,686)	—	—
Currency	(2,359)	(2,359)	—	—
Agriculture	(330,697)	(330,697)	—	—

Forward currency contracts	(182,247)	—	(182,247)	—

Total investment liabilities at fair value	(1,171,426)	(989,179)	(182,247)	—

Total investments at fair value - net*	$2,015,072	$1,928,679	$86,393	$—

* Located on the Statement of Financial Condition as Investments, at fair value.

		Fair Value Measurements at Reporting Date Using

Description	Fair Value at December 31, 2010	Quoted Prices in Active Markets for Identical Investments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Assets
Futures contracts
Agriculture	$1,067,720	$1,067,720	$—	$—
Currency	3,163	3,163	—	—
Energy	354,771	354,771	—	—
Indices	257,640	257,640	—	—
Interest Rates	85,564	85,564	—	—
Metals	1,176,858	1,176,858	—	—

Forward currency contracts	1,395,526	—	1,395,526	—

Total investment assets at fair value	4,341,242	2,945,716	1,395,526	—

Liabilities
Futures contracts
Agriculture	(11,604)	(11,604)	—	—
Energy	(119,135)	(119,135)	—	—
Indices	(80,502)	(80,502)	—	—
Interest Rates	(151,898)	(151,898)	—	—
Metals	(79,047)	(79,047)	—	—

Forward currency contracts	(249,062)	—	(249,062)	—

Total investment liabilities at fair value	(691,248)	(442,186)	(249,062)	—

Total investment assets at fair value - net*	$3,649,994	$2,503,530	$1,146,464	$—

* Located on the Statement of Financial Condition as Investments, at fair value.

4.	DERIVATIVE INSTRUMENTS

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. A derivative contract may be traded on an exchange or OTC. Exchange-traded derivatives are standardized and include futures and option on futures contracts. OTC derivative contracts are negotiated between contracting parties and include forward currency contracts and certain options.

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

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. As of December 31, 2011 and 2010, the credit risk exposure for the Master Fund’s outstanding OTC derivatives was $86,393 and $1,146,464.

Purchase and sale of futures contracts requires margin deposits with a broker. Additional deposits may be necessary for any loss on contract value. The U.S. Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

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

Pursuant to the Program, the Master Fund engages in the speculative trading of derivatives. These derivatives include both financial and non-financial contracts held as part of a diversified trading strategy. The Master Fund is exposed to both market risk, the risk arising from changes in the fair value of the contracts, and credit risk with the clearing broker, the risk of failure by another party to perform according to the terms of a contract.

At December 31, 2011 and 2010, the Master Fund had open futures positions with the following notional values by sector:

Description	Quantity	Notional Value

Long
Futures contracts
Energy	74	$7,690,001
Metals	54	5,431,774
Agriculture	7	252,795
Currency	5	722,960
Interest	3,142	862,085,081
Indices	87	5,143,362

Short
Futures contracts
Energy	221	(6,698,196)
Metals	141	(7,880,431)
Agriculture	428	(13,184,259)
Currency	15	(1,157,845)
Interest	101	(59,474,444)
Indices	361	(13,638,554)

Description	Quantity	Notional Value

Long
Futures contracts
Energy	167	$15,554,815
Metals	170	20,431,313
Agriculture	395	15,067,936
Currency	1	154,100
Interest	744	174,305,194
Indices	462	25,661,073

Short
Futures contracts
Energy	49	(2,158,450)
Metals	15	(1,545,188)
Agriculture	7	(223,300)
Interest	228	(53,044,438)
Indices	4	(527,669)

During 2011, the Master Fund participated in 11,575 forward currency and 46,553 futures contract transactions.

During 2010, the Master Fund participated in 9,727 forward currency and 40,229 futures contract transactions.

The effect of trading derivative contracts on the Statements of Operations for the years ended December 31, 2011 and 2010 is detailed below:

	Net Trading Gain/(Loss)* year ended December 31, 2011	Net Trading Gain/(Loss)* year ended December 31, 2010

Futures contracts:
Agriculture	$(2,212,502)	$2,090,964
Currencies	62,489	3,406
Energy	1,826,029	(2,017,435)
Indices	(1,550,168)	(1,345,885)
Interest Rates	11,907,060	8,845,391
Metals	(1,646,944)	1,578,101

Total Futures contracts:	8,385,964	9,154,542

Forward currency contracts:	(498,541)	3,175,609

Total net trading gain/(loss)	$7,887,423	$12,330,151

* Includes both realized gains/(losses) of $9,522,345 and $8,392,837 and net change in unrealized appreciation (depreciation) of ($1,634,922) and $3,937,314 for the years ended December 31, 2011 and 2010, respectively, and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

5.	ALLOCATION OF MASTER FUND’S INCOME AND GAINS AND LOSSES

Profits and losses of the Master Fund are allocated pro-rata among the participating shareholders (Feeder Funds) holding interests in the Master Fund.

6.	RELATED PARTIES

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

AlphaMetrix360 Cayman, Ltd. (“AlphaMetrix360 Cayman”), an affiliate of the Sponsor, provides administration services for the Master Fund.

7.	NAV VERIFICATION AGENT

Beginning in November 2011, Custom House Fund Services (Chicago) LLC (“Custom House”), was retained by the Platform to serve as the NAV Verification Agent and provide net asset value verifications for the Master Fund and the Public and Private Feeders pursuant to a NAV Verification

Agreement (the “Custom House Agreement”), entered into by Custom House, the Sponsor, the Platform and the Administrator. Under the Agreement, Custom House performs certain net asset value verification procedures and communicates the results of those procedures to each investor.

8.	CAPITAL STRUCTURE

The Share capital of the Master Fund is US$50,000 divided into (i) 2 voting, non-participating Management Shares of a nominal or par value of US$1.00 each and (ii) 4,999,800 non-voting, participating Portfolio Shares each being a non-voting share each of a nominal or par value of US$0.01 each. Subscriptions and redemptions into the Master Fund are transacted at the current net asset value at the time of the subscription or redemption.

The analysis of changes in shares (rounded to nearest whole share) for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010

Shares outstanding — Beginning of Year	62,478	65,697

Shares subscribed	6,130	6,409
Shares redeemed	(2,580)	(9,628)

Shares outstanding — End of Year	66,028	62,478

9.	FINANCIAL HIGHLIGHTS

Financial highlights of the Master Fund for the years ended December 31, 2011 and 2010 are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•

Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the year or the weighted-average net shares for the years ended December 31, 2011 and 2010. Weighted average shares are computed using the month-end shares outstanding.

• Total return is calculated as the change in the net asset value per share for the years ended December 31, 2011 and 2010, and is not annualized.

•

The net investment loss and total expense ratios are computed based upon the weighted average net assets for the years ended December 31, 2011 and 2010, and are annualized. Weighted average net assets are computed using the average of month-end net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

	Year Ended December 31, 2011	Year Ended December 31, 2010

Net asset value — Beginning of Year	$1,083.31	$890.67

Per share data (for a share outstanding throughout the year):
Net investment loss	(2.19)	(2.03)
Total net realized and unrealized gain/(loss) on investments and foreign currency	120.91	194.67

Total from investment operations	118.72	192.64

Net asset value — End of Year	$1,202.03	$1,083.31

Total return	10.96%	21.63%

Ratio to average net assets:
Net investment loss	(0.19)%	(0.21)%

Total expenses	0.23%	0.21%

10.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through March 30, 2012, the date the financial statements were available for issuance. The Sponsor has determined that there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

* * * * * *

ALPHAMETRIX ASPECT FUND — MT0001
(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the report as of December 31, 2011 and 2010 and for the years then ended, is accurate and complete.

/s/ Aleks Kins

Aleks Kins, President and Chief Executive Officer
AlphaMetrix, LLC — Sponsor