Form 10-K, Exhibit 13
period 2012-12-31
AlphaMetrix Managed Futures LLC
filed 2013-04-11
CIK 1373179

Exhibit 13.02

AlphaMetrix Aspect
Fund — MT0001

(A Cayman Islands Exempted Limited
Liability Company)

Financial Statements as of and for the Years Ended December 31, 2012 and 2011, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of
AlphaMetrix Aspect Fund – MT0001

We have audited the accompanying financial statements of AlphaMetrix Aspect Fund – MT0001 (a Cayman Islands exempted limited liability company) (the “Master Fund”), which comprise the statements of financial condition, including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of operations and changes in net assets for the years then ended (all expressed in United States dollars), and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements and that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Master Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Master Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AlphaMetrix Aspect Fund – MT0001 as of December 31, 2012 and 2011, and the results of its operations and changes in its net assets for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 11, 2013

ALPHAMETRIX ASPECT FUND — MT0001

(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 and 2011

(Expressed in U.S. dollars)

ASSETS	2012	2011
Equity in commodity trading account at clearing broker:
Cash	$66,079,534	$72,220,727
Investments, at fair value (representing unrealized appeciation on open contracts, net)	1,294,564	2,015,072
Cash at bank	6,283,994	5,289,957
Total Assets	$73,658,092	$79,525,756

LIABILITIES AND SHAREHOLDERS’ EQUITY (NET ASSETS)
LIABILITIES:
Accrued expenses	$2,898	$3,765
Payable to trading advisor	153,233	154,218
Total Liabilities	156,131	157,983
SHAREHOLDERS’ EQUITY (NET ASSETS):	73,501,961	79,367,773
Total Liabilities and Shareholders’ Equity (Net Assets)	$73,658,092	$79,525,756
Net asset value per share (68,062 and 66,028 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively; 4,999,802 shares authorized)	$1,079.92	$1,202.03

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001

(A Cayman Islands Exempted Limited Liability Company)

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2012

(Expressed in U.S. dollars)

	Number of Contracts	Fair Value	Percentage of Shareholders’ Equity (Net Assets)
Long contracts:
Domestic
Futures contracts
Agriculture	82	$(46,035)	(0.06)%
Currency	36	(6,155)	(0.01)
Indices	617	286,378	0.39
Interest	646	(68,966)	(0.09)
Metals	53	(259,675)	(0.36)
Energy	82	85,827	0.12
Foreign
Futures contracts
Agriculture	25	(12,237)	(0.02)
Indices	701	703,491	0.96
Interest	1,665	131,701	0.18
Metals	283	(14,573)	(0.02)
Total long contracts		799,756	1.09

Short contracts:
Domestic
Futures contracts
Agriculture	(428)	421,797	0.58
Currency	(4)	30,325	0.04
Energy	(228)	46,839	0.06
Indices	(5)	(8,066)	(0.01)
Metals	(12)	(23,100)	(0.03)
Foreign
Futures contracts
Agriculture	(24)	9,505	0.01
Interest	(205)	(9,772)	(0.01)
Metals	(227)	(232,666)	(0.32)
Total short contracts		234,862	0.32
Total futures contracts		1,034,617	1.41

FORWARD CURRENCY CONTRACTS:
Total forward currency contracts - long		337,659	0.46
Total forward currency contracts - short		(77,713)	(0.11)
Total forward currency contracts		259,946	0.35
Investments - at fair value		$1,294,564	1.76%

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

ALPHAMETRIX ASPECT FUND — MT0001

(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 and 2011

(Expressed in U.S. dollars)

	2012	2011
INVESTMENT INCOME:
Interest income	$19,317	$29,909
EXPENSES:
Trading costs	166,373	117,275
Interest expense	55,209	52,284
Bank fees	—	117
Total expenses	221,582	169,676
NET INVESTMENT LOSS	(202,265)	(139,767)
REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS AND FOREIGN CURRENCY:
Net realized gain/(loss) from:
Investments	(7,456,181)	9,522,345
Foreign currency transactions	14,947	(64,671)
	(7,441,234)	9,457,674
Net increase/(decrease) in unrealized appreciation/(depreciation) on:
Investments	(720,508)	(1,634,922)
Translation of assets and liabilities denominated in foreign currencies	3,173	(1,560)
	(717,335)	(1,636,482)
Net realized and unrealized gain/(loss) on investments and foreign currency	(8,158,569)	7,821,192
Net increase/(decrease) in net assets resulting from operations	$(8,360,834)	$7,681,425

See notes to financial statements.

ALPHAMETRIX ASPECT FUND — MT0001

(A Cayman Islands Exempted Limited Liability Company)

STATEMENTS OF CHANGES IN NET ASSETS

FOR THE YEARS ENDED DECEMBER 31, 2012 and 2011

(Expressed in U.S. dollars)

	2012	2011
Changes in net assets from operations:
Net investment loss	$(202,265)	$(139,767)
Net realized gain/(loss) from investments and foreign currency transactions	(7,441,234)	9,457,674
Net increase/(decrease) in unrealized appreciation/(depreciation) on investments and translation of assets and liabilities denominated in foreign currencies	(717,335)	(1,636,482)
Net increase/(decrease) in net assets resulting from operations	(8,360,834)	7,681,425
Changes in net assets from capital transactions:
Proceeds from issuance of shares to investors	4,661,650	7,008,450
Redemptions of shares by investors	(2,166,628)	(3,005,373)
Net increase/(decrease) in net assets resulting from capital transactions	2,495,022	4,003,077
Increase/(decrease) in net assets	(5,865,812)	11,684,502
NET ASSETS — Beginning of Year	79,367,773	67,683,271
NET ASSETS — End of Year	$73,501,961	$79,367,773

See notes to financial statements.

AlphaMetrix ASPECT Fund — MT0001

(A Cayman Islands Exempted Limited Liability Company)

Notes to the Financial Statements

AS OF AND for the YEARS ended DECEMBER 31, 2012 and 2011

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

The Master Fund and other separately incorporated offshore investment vehicles (“Other Master Funds”), are investment vehicles available under the AlphaMetrix Managed Account Platform (the “Platform”). The Master Fund and the Platform are sponsored by AlphaMetrix, LLC (the “Sponsor” or “AlphaMetrix”) as a means of making available to qualified high net-worth individuals and institutional investors (including funds of hedge funds) (“Investors”) a variety of third-party professional managed futures and foreign exchange advisors (“Advisors”). The Trading Advisor is not affiliated with the Sponsor.

AlphaMetrix Managed Futures LLC is a Delaware series limited liability company (“LLC”) that currently has one series, the Aspect Series (“Public Feeder”) which is a public commodity pool. The Public Feeder was organized in October 2006, commenced operations in March 2007, and invests substantially all of its assets in the Master Fund. Neither the Master Fund nor the Public Feeder is registered under the Investment Company Act of 1940. In December 2009, the series of another newly organized Delaware series LLC, AlphaMetrix Managed Futures II LLC (the “Private Feeder”), began investing in the Master Fund. At December 31, 2012 and 2011, approximately 86% and 87%, respectively, of the Master Fund is owned by the Public Feeder and approximately 14% and 13%, respectively, is owned by the Private Feeder.

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

The Sponsor was formed in May 2005 and its principal office is located in Chicago, Illinois. The Sponsor is registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator and commodity trading advisor, with the Securities and Exchange

Commission (“SEC”) as a Registered Investment Advisor (“RIA”), and registered transfer agent (“RTA”), and is a member of the National Futures Association (“NFA”).

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

Cash — Cash held in the commodity trading account at the clearing broker consists of either cash maintained in the custody of the broker, a portion of which is required margin for open positions, or amounts due to/from the broker for margin or unsettled trades. The Master Fund also holds cash in a non-interest bearing United States dollar (“USD”) commercial bank account. The Master Fund holds various currencies at the clearing broker, of which approximately $66,536,805 and $72,340,809 is held in USD and ($457,271) and ($120,082) in foreign currencies as of December 31, 2012 and 2011. The non-U.S. currencies fluctuate in value on a daily basis relative to the USD. A portion of this cash is restricted cash required to meet maintenance margin requirements. Cash with the clearing broker as of December 31, 2012 and 2011 included restricted cash for margin requirements of $9,766,809 and $10,298,501. This cash becomes unrestricted when the underlying positions to which it is applicable are liquidated.

Depending on the Program and investments traded, the Master Fund follows the following valuation and revenue recognition policies:

Valuation and Revenue Recognition —

Futures and Options on Futures Contracts — The Master Fund may enter into futures and options on futures contracts. Upon entering into a futures contract, the Master Fund agrees to receive or deliver a fixed quantity of an underlying instrument or commodity for an agreed-upon price. An option contract provides the option purchaser with the right, but not the obligation, to buy or sell a security or financial instrument at a predetermined exercise price during a defined period. An option contract requires the option writer to buy or sell that security or financial instrument at the same predetermined exercise price during the defined period. Futures and options on futures contracts are recorded on the trade date. The difference between the original contract amount and the fair value of futures contracts purchased or sold is reflected as unrealized appreciation/(depreciation) on open contracts. Options on futures contracts are reflected in investments at fair value. The difference between the premiums paid or received on open options on futures contracts and fair value of such options is recorded as unrealized appreciation/(depreciation) on open contracts. The fair value of futures and options on futures contracts is based upon daily exchange settlement prices. The realized gain or loss is determined on the settlement of intraday trades first and then by the first-in-first-out (“FIFO”) method.

Forward Currency Contracts — Forward currency contracts, agreements to exchange one currency for another at a future date and at a specified price, are recorded on the trade date. The difference between the original contract amount and fair value of the open forward currency contract is reflected as unrealized appreciation/(depreciation) on open contracts. Realized gain or loss is recognized when the open contract is closed on its settlement date. Fair value of forward currency contracts is determined daily at closing and based on broker quotes received from interbank foreign currency markets.

Foreign Currency Transactions — The Master Fund’s financial statements are denominated in USD. However, forward currency contracts, non-U.S. futures contracts, and non-U.S. options on futures contracts are denominated in currencies other than USD. Assets and liabilities and transactions denominated in currencies other than the USD are translated into USD at the rates in effect at either the close of business on the last business day of the reporting period or on the date of such transactions, respectively. Such fluctuations are included within the unrealized appreciation on open contracts, net. The Master Fund does not separate that portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in the fair value of investments held on the Statements of Operations. Net realized foreign exchange gains or losses arise from the sales of foreign currencies and currency gains or losses realized between trade and settlement dates. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities resulting from changes in exchange rates.

Trading Costs — Trading costs generally consist of brokerage commissions, brokerage fees, clearing fees, exchange and regulatory fees, and transaction and NFA fees. Fees vary by type of contract for each purchase and sale or sale and purchase (round turn) of futures, options on futures, and forward currency contracts. Commissions are paid on each individual investment transaction.

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

Income Taxes — The Master Fund follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes (“ASC 740“), related to accounting for uncertainty in income taxes. ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. ASC 740 requires the evaluation of tax positions taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. As of December 31, 2012 and 2011, the Master Fund recognized no liability in connection with ASC 740. The Master Fund is subject to U.S. Federal, state and local or non-US income tax examinations by tax authorities for all tax years since inception.

As the Master Fund is a partnership for tax purposes, the Master Fund’s investors are individually responsible for reporting income or loss based on such investor’s share of the Master Fund’s income and expenses as reported for income tax purposes.

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

The Master Fund’s investments are stated at fair value in accordance with FASB ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in an active market. Under ASC 820, fair value measurements are disclosed by level within that hierarchy, as follows:

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

In December 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The update creates new disclosure requirements requiring entities to disclose both gross and net information for recognized derivative instruments and financial instruments that are either offset in the Statement of Financial Condition or subject to an enforceable master netting arrangement or similar agreement. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Sponsor is currently evaluating the impact of the ASU’s adoption on the Master Fund’s financial statement disclosures.

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

Exchange-traded derivative contracts that are actively traded are valued based on daily quoted settlement prices from the respective exchange and are categorized in Level 1 of the fair value hierarchy. Exchange-traded derivative contracts not actively traded and OTC derivative contracts can include futures contracts and forward currency contracts. Such derivative contracts are valued using observable market data, including currency spot rates or quoted prices of the related underlying reference obtained from the applicable exchange or market. OTC derivative contracts are valued using the above described pricing methodology and are categorized as Level 2 within the fair value hierarchy.

There were no transfers between levels for the years ended December 31, 2012 and 2011.

The inputs or methodologies used for valuing investments are not necessarily indicative of the risk associated with investing in those instruments.

The following tables present the classification of derivatives, by type, into the above hierarchy levels as of December 31, 2012 and 2011. Presentation is gross – as an asset if in a gain position and a liability if in a loss position.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
Assets
Futures contracts
Agriculture	$519,195	$519,195	$—	$—
Currency	40,238	40,238	—	—
Energy	322,239	322,239	—	—
Indices	1,073,620	1,073,620	—	—
Interest	603,726	603,726	—	—
Metals	304,096	304,096	—	—

Forward currency contracts	1,047,235	—	1,047,235	—
Total investment assets at fair value	3,910,349	2,863,114	1,047,235	—

Liabilities
Futures contracts
Agriculture	(146,165)	(146,165)	—	—
Currency	(16,068)	(16,068)	—	—
Energy	(189,573)	(189,573)	—	—
Indices	(91,817)	(91,817)	—	—
Interest	(550,763)	(550,763)	—	—
Metals	(834,110)	(834,110)	—	—

Forward currency contracts	(787,289)	—	(787,289)	—
Total investment liabilities at fair value	(2,615,785)	(1,828,496)	(787,289)	—
Total investments at fair value - net*	$1,294,564	$1,034,618	$259,946	$—

* Located on the Statement of Financial Condition as Investments, at fair value.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value at	Identical Investments	Observable Inputs	Unobservable Inputs
Description	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Assets
Futures contracts
Agriculture	$351,958	$351,958	$—	$—
Currency	13,706	13,706	—	—
Energy	634,611	634,611	—	—
Indices	229,592	229,592	—	—
Interest Rates	1,594,655	1,594,655	—	—
Metals	93,336	93,336	—	—

Forward currency contracts	268,640	—	268,640	—
Total investment assets at fair value	3,186,498	2,917,858	268,640	—

Liabilities
Futures contracts
Agriculture	(330,697)	(330,697)	—	—
Currency	(2,359)	(2,359)	—	—
Energy	(25,400)	(25,400)	—	—
Indices	(35,686)	(35,686)	—	—
Interest Rates	(173,922)	(173,922)	—	—
Metals	(421,115)	(421,115)	—	—

Forward currency contracts	(182,247)	—	(182,247)	—
Total investment liabilities at fair value	(1,171,426)	(989,179)	(182,247)	—
Total investments at fair value - net*	$2,015,072	$1,928,679	$86,393	$—

* Located on the Statement of Financial Condition as Investments, at fair value.

4.	Derivative Financial Instruments

Derivative financial instruments speculatively traded by the Master Fund can include U.S. and foreign futures and options on futures contracts and forward currency contracts (collectively, “derivatives”) whose values are based upon an underlying asset, indices, or reference rates, and generally represent future commitments to exchange cash flows, or to purchase or sell other financial instruments at specified future dates. Derivatives may be traded on an exchange or OTC. Exchange-traded derivatives are standardized and include futures contracts. OTC derivatives are negotiated between contracting parties and include forward currency contracts and certain options. Derivatives are subject to various risks similar to those related to the underlying financial instruments including market and credit risks.

Market risk is the potential for changes in the fair value of derivatives due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity and security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The market risk of the Master Fund is managed by the underlying Trading Advisor according to its Program. The Master Fund is exposed to a market risk equal to the notional contract value of the derivatives contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk due to exchange traded financial instruments is significantly reduced by the regulatory requirements of the individual exchanges on which the instruments are traded. At any point in time, the credit risk for OTC derivatives is limited to the net unrealized gain for each counterparty for which a netting agreement exists, if any. In a similar fashion, liabilities represent net amounts owed to counterparties. As of December 31, 2012 and 2011, the credit risk exposure for the Master Fund’s outstanding OTC derivatives was $259,946 and $86,393.

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

FASB ASC 815, Derivatives and Hedging (“ASC 815“) requires qualitative disclosure about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements.

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

At December 31, 2012 and 2011, the Master Fund had open futures positions with the following notional values by sector:

Description	Quantity	Notional Value
Long
Futures contracts
Agriculture	107	$3,791,519
Currency	36	3,132,170
Energy	82	9,271,696
Indices	1,318	68,837,656
Interest	2,311	795,308,130
Metals	336	24,370,369

Short
Futures contracts
Agriculture	(452)	(13,947,483)
Currency	(4)	(577,500)
Energy	(228)	(10,520,759)
Indices	(5)	(232,863)
Interest	(205)	(47,365,357)
Metals	(239)	(17,149,404)

Description	Quantity	Notional Value
Long
Futures contracts
Agriculture	7	$252,795
Currency	5	722,960
Energy	74	7,690,001
Indices	87	5,143,362
Interest	3,142	862,085,081
Metals	54	5,431,774

Short
Futures contracts
Agriculture	(428)	(13,184,259)
Currency	(15)	(1,157,845)
Energy	(221)	(6,698,196)
Indices	(361)	(13,638,554)
Interest	(101)	(59,474,444)
Metals	(141)	(7,880,431)

During 2012, the Master Fund participated in 13,550 forward currency and 60,713 futures contract transactions.

During 2011, the Master Fund participated in 11,575 forward currency and 46,553 futures contract transactions.

The effect of trading derivative contracts on the Statements of Operations for the years ended December 31, 2012 and 2011 is detailed below:

	Net Trading Gain/(Loss)*	Net Trading Gain/(Loss)*
	year ended December 31, 2012	year ended December 31, 2011
Futures contracts:
Agriculture	$(803,295)	$(2,212,502)
Currencies	(239,759)	62,489
Energy	(1,743,204)	1,826,029
Indices	(2,562,661)	(1,550,168)
Interest	3,477,911	11,907,060
Metals	(4,662,251)	(1,646,944)
Total Futures contracts	(6,533,259)	8,385,964

Forward currency contracts	(1,643,430)	(498,541)

Total net trading gain/(loss)	$(8,176,689)	$7,887,423

* Includes both realized gains/(losses) of ($7,456,181) and $9,522,345 and net change in unrealized appreciation (depreciation) of ($720,508) and ($1,634,922) for the years ended December 31, 2012 and 2011, respectively, and is located in Net Realized and Unrealized Gain/(Loss) on Investments and Foreign Currency in the Statements of Operations. Amounts exclude foreign currency transactions and translation.

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

AlphaMetrix360 Cayman, Ltd. (“AlphaMetrix360 Cayman”), an affiliate of the Sponsor, serves as administrator (“Administrator”) for the Master Fund.

7.	NAV Verification agent

Beginning in November 2011, Custom House Fund Services (Chicago) LLC (“Custom House”), was retained by the Platform to serve as a NAV Verification Agent and perform certain net asset value verification procedures for the Master Fund and the Public and Private Feeders pursuant to a NAV Verification Agreement (the “Custom House Agreement”), entered into by Custom House, the Sponsor, the Platform and the Administrator.

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

The analysis of changes in shares (rounded to the nearest whole share) for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011

Shares outstanding — Beginning of Year	66,028	62,478

Shares subscribed	3,862	6,130
Shares redeemed	(1,828)	(2,580)

Shares outstanding — End of Year	68,062	66,028

9.	Financial Highlights

Financial highlights of the Master Fund for the years ended December 31, 2012 and 2011 are presented in the table below. The information has been derived from information presented in the financial statements.

Regarding the information shown in the table below:

•	Per share operating performance is computed based upon either actual number of shares outstanding at the beginning and end of the year or the weighted-average net shares for the years ended December 31, 2012 and 2011. Weighted average shares are computed using the month-end shares outstanding.

•	Total return is calculated as the change in the net asset value per share for the years ended December 31, 2012 and 2011.

•	The net investment loss and total expense ratios are computed based upon the weighted average net assets for the years ended December 31, 2012 and 2011. Weighted average net assets are computed using the average of month-end net assets.

An individual shareholder’s total return and ratios may vary from those below based on the timing of capital transactions.

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Net asset value — Beginning of Year	$1,202.03	$1,083.31

Per share data (for a share outstanding throughout the year):
Net investment loss	(2.98)	(2.19)
Total net realized and unrealized gain/(loss) on investments and foreign currency	(119.13)	120.91

Total from investment operations	(122.11)	118.72

Net asset value — End of Year	$1,079.92	$1,202.03

Total return	(10.16)%	10.96%

Ratio to average net assets:
Net investment loss	(0.25)%	(0.19)%
Total expenses	0.28%	0.23%

10.	SUBSEQUENT EVENTs

In accordance with FASB ASC 855, Subsequent Events, the Sponsor has evaluated all subsequent events requiring recognition and disclosure in the Master Fund’s financial statements through April 11, 2013, the date the financial statements were available for issuance. The Sponsor has determined that there are no material events that would require recognition or disclosure in the Master Fund’s financial statements through this date.

*  *  *  *  *  *

ALPHAMETRIX ASPECT FUND — MT0001

(A Cayman Islands Exempted Limited Liability Company)

OATH OF AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the best of the knowledge and belief of the undersigned, the information contained in the annual report for the years ended December 31, 2012 and 2011, is accurate and complete.

Aleks Kins, President and Chief Executive Officer AlphaMetrix, LLC — Sponsor
- 19 -